UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

KIMCO REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

2016

PROXY STATEMENT

3333 New Hyde Park Road
New Hyde Park, NY 11042-0020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend the annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”). The meeting will be held on Tuesday, April 26, 2016 at 10:00 a.m. (local time), at the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017. At the annual meeting, stockholders will be asked to consider and vote upon the following matters:

1.	the election of eight directors to serve for a term ending at the 2017 annual meeting of stockholders and until their successors are duly elected and qualify;
2.	the advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement;
3.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016; and
4.	such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

The Proxy Statement more fully describes these proposals.

The Board of Directors of the Company recommends that stockholders vote FOR the election of each of the Board of Director nominees named in the Proxy Statement; FOR the advisory resolution to approve the Company’s executive compensation as described in the Proxy Statement; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.

Only holders of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on Monday, March 7, 2016, the record date, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 16, 2016, and provide access to our proxy materials over the Internet, beginning on March 16, 2016, for the holders of record and beneficial owners of our Common Stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our annual report. The Notice of Internet Availability also instructs you on how you may authorize your proxy over the Internet.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize your proxy as soon as possible to ensure that your shares will be represented at the annual meeting.

By Order of the Board of Directors,

Bruce M. Rubenstein
Executive Vice President, General Counsel and Secretary
March 16, 2016

2016 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2016 at 10:00 am (local time)
Grand Hyatt New York
109 East 42nd Street
New York, NY 10017
Record Date: Stockholders as of the close of business on March 7, 2016 are entitled to vote.
Admission: Please follow the instructions on page 57.

MEETING AGENDA AND VOTING MATTERS
PROPOSAL		BOARD’S VOTING RECOMMENDATION	PAGE REFERENCES (for more detail)
1.	Election of Directors	FOR EACH NOMINEE	14
2.	Advisory Resolution to Approve Executive Compensation	FOR	53
3.	Ratification of Independent Accountants	FOR	55

DIRECTOR NOMINEES (PROPOSAL 1)

EACH DIRECTOR NOMINEE IS ELECTED ANNUALLY BY A MAJORITY OF VOTES CAST.
(see pages 14 through 18 of this Proxy Statement for further detail)

Milton Cooper	Richard G. Dooley	Joe Grills	Colombe M. Nicholas
Philip E. Coviello	Conor C. Flynn	Frank Lourenso	Richard B. Saltzman

QUALIFICATIONS OF OUR BOARD OF DIRECTORS

Business Leadership	●	●	●	●	●	●	●	●
REIT/Real Estate	●	●	●	●	●	●	●	●
Public Company Executive	●		●	●	●	●	●	●
Investment/Financial	●	●	●	●	●	●	●	●
Legal	●	●					●
Risk Oversight	●	●	●	●	●	●	●	●

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	5

2016 PROXY STATEMENT AT A GLANCE

DIRECTOR NOMINEES (PROPOSAL 1)

NAME	AGE	DIRECTOR SINCE	INDEPENDENT	COMMITTEES
Milton Cooper	87	Co-Founder		-
Philip E. Coviello	72	2008	●	AC*, CC, NCG
Richard G. Dooley	86	1991	●	AC, CC, NCG*
Conor C. Flynn	35	2016		-
Joe Grills	80	1997	●	AC, CC*, NCG
Frank Lourenso	75	1991	●	AC, CC, NCG
Colombe M. Nicholas	71	2011	●	CC, NCG
Richard B. Saltzman	59	2003	●	CC, NCG

(AC) Audit Committee   (CC) Executive Compensation Committee   (NCG) Nominating and Corporate Governance Committee   (*) Chair

Attendance: Attendance at Board and Committee meetings during 2015 averaged over 98% for directors as a group, and no director attended fewer than 93% of the aggregate of the total meetings of the Board and of the Committees on which such director serves.

CORPORATE GOVERNANCE HIGHLIGHTS

INDEPENDENCE
We have an Executive Compensation Committee that is 100% independent. The Committee engages its own compensation consultant and affirms each year that the consultant has no conflicts of interest and is independent.

NO HEDGING OR PLEDGING TRANSACTIONS
We have a policy prohibiting all directors and named executive officers (“NEOs”) from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, and collars) designed to hedge or offset any decrease in the market value of our equity securities. We also have a policy that prohibits directors and NEOs from using the Company’s Common Stock in any pledging transactions.

COMPENSATION CLAWBACK POLICY
We may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate the Company’s financial results.

STOCK OWNERSHIP
We have stock ownership guidelines for our directors and executive officers. As of December 31, 2015, each of the directors and executive officers who were employed with us satisfied his or her individual stock ownership requirement.

See page 19 for a detailed discussion of our stock ownership guidelines.

CHANGE OF CONTROL PAYMENTS
We maintain an executive severance plan with a “double trigger” change in control arrangement that covers our NEOs and certain other members of the Company’s senior management. The executive severance plan does not provide for any gross-up payments for taxes.

STOCKHOLDER ENGAGEMENT
The Board of Directors believes that accountability to stockholders is a mark of good corporate governance and is critical to the Company’s success. The Company regularly communicates with its stockholders throughout the year to better understand their views on a range of topics and to provide perspective on the Company’s corporate governance policies and practices.

During 2015, the Company met with more than half of our top 25 stockholders (representing approximately 37% of our outstanding shares of Common Stock). Topics discussed included our strategy and performance, board composition and structure, executive compensation program and sustainability initiatives. We solicited feedback from stockholders on these subjects and reported their responses to our Board of Directors. The Company also held an Investor Day event in December 2015 to provide an update to stockholders on the execution of our strategic plan and introduce the Company’s new five-year organizational outlook.

2016 PROXY STATEMENT AT A GLANCE

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 2)

We are requesting that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed in this Proxy Statement. The Board of Directors recommends a vote FOR Proposal 2 as it believes that the 2015 compensation decisions are consistent with key objectives of Kimco’s executive compensation program: to promote long-term performance through emphasis on the individual performances and achievements of our executive officers, commensurate with our business results, and to successfully execute our strategy to be the premier owner and operator of open-air shopping centers through investments primarily in the U.S. This proposal was supported by over 98% of the votes cast in 2015 and 2014. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other compensation tables and disclosures beginning on page 27 of this Proxy Statement for a full discussion of our executive compensation.

2015 PERFORMANCE HIGHLIGHTS

+10	Basis Points	+3.1%	+11.1%	+4.3%	+7.4%

U.S. PRO-RATA OCCUPANCY		U.S. SAME PROPERTY NET OPERATING INCOME (NOI)	U.S. PRO-RATA RENTAL RATE LEASING SPREADS	FUNDS FROM OPERATIONS (FFO) AS ADJUSTED PER DILUTED SHARE	CONSOLIDATED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) AS ADJUSTED

See Annex A starting on page 58 for the definition of U.S. Same Property NOI, a reconciliation of income from continuing operations to U.S. Same Property NOI, the definition of FFO as adjusted, a reconciliation of net income to FFO as adjusted, the definition of EBITDA as adjusted, and a reconciliation of net income to EBITDA as adjusted. U.S. pro-rata occupancy refers to our proportional ownership percentage being applied against properties in which we own less than a 100% interest. The increase in pro-rata U.S. cash-basis leasing spreads represents the difference between new rent and prior rent for the same spaces on all renewals, options, or new leases executed during 2015, subject to certain exclusions.

We were able to deliver improved financial results and make progress on our business development strategies. Highlights of the 2015 fiscal year included:

●	Increased funds from operations (“FFO”) (non- GAAP) to $1.56 per diluted share for the year ended December 31, 2015, representing a 7.6% increase from $1.45 per diluted share for the year ended December 31, 2014. See Annex A starting on page 58 for the definition of FFO and a reconciliation of net income to FFO.

●	Achieved FFO as adjusted (non-GAAP) of $1.46 per diluted share for the full year 2015, representing a 4.3% increase over 2014 FFO as adjusted of $1.40 per diluted share. See Annex A starting on page 58 for the definition of FFO as adjusted and a reconciliation of net income to FFO as adjusted.

●	U.S. pro-rata occupancy reached 95.8% as of December 31, 2015, representing an increase of 10 basis points from the 2014 year end level of 95.7%.
●	Reduced the number of joint ventures by five, resulting in the reduction of five joint venture partners.
●	Executed 1,016 leases totaling over 6.5 million square feet in the Company’s operating portfolio comprised of 388 new leases and 628 renewals and options.
●	Acquired interests in 59 retail properties (57 acquired from existing joint ventures), totaling 9.4 million square feet of gross leasable area (“GLA”) for an aggregate purchase price of $2.1 billion, of which $1.4 billion was the Company’s pro-rata share.

●	Disposed of ownership interests in 95 properties (34 wholly owned and 61 joint ventures) in the U.S., totaling 6.8 million square feet of GLA for an aggregate sales price of $762.9 million, of which $481.5 million was the Company’s pro-rata share. Additionally, during 2015, the Company disposed of its remaining operating property in Chile for a sales price of $51.3 million. This transaction resulted in the release of a cumulative foreign

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	7

2016 PROXY STATEMENT AT A GLANCE

currency translation loss of $19.6 million due to the Company’s liquidation of its investment in Chile offset by a gain on sale of $1.8 million, after income tax expense.

●

Completed the sale of 27 properties in Canada, totaling approximately 6.9 million square feet of GLA, for an aggregate sales price of $1.4 billion of which $683.7 million was the Company’s pro-rata share.

●	Executed over $1.5 billion of financing transactions during 2015, which was primarily used for the refinancing and repayment of debt resulting in savings of approximately $20 million annually.

ANNUAL DIVIDEND HISTORY: 2011-2016 (per common share)

* Estimated full year 2016 dividend based on quarterly dividend paid January 15, 2016.

ALIGNMENT OF PAY WITH PERFORMANCE

The following graph shows pay and performance over the five-year period from 2011 to 2015 (as more fully described in the section titled “Compensation Discussion and Analysis—Executive Summary” beginning on page 27 of this Proxy Statement). This graph shows the correlation between our net income, EBITDA as adjusted and FFO as adjusted per diluted share, and the total compensation we paid to our Chief Executive Officer (“CEO”) from 2011 to 2015, based on the amounts reported in the summary compensation tables of our proxy statements for these years.

*In the graph EBITDA, as adjusted is replaced by Retail EBITDA, as adjusted for the years 2011 to 2014, as this measure was used to determine performance-based compensation during 2011 to 2014. Retail EBITDA, as adjusted excludes the effect of non-retail EBITDA.
**The Total Compensation for 2011 does not include Mr. Henry’s unrestricted award of 75,000 shares of the Company’s Common Stock which was awarded to Mr. Henry in 2011 upon achieving his 10 year anniversary at the Company, pursuant to his original 2001 employment agreement.

2016 PROXY STATEMENT AT A GLANCE

2015 COMPENSATION PAID

The table below summarizes the 2015 total compensation paid to each NEO (see pages 27 through 49 of this Proxy Statement for further detail).

NAME	SALARY ($)	STOCK AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Milton Cooper	750,000	1,237,437	908,416	21,681	2,917,534
David B. Henry	850,000	1,383,513	993,580	8,600	3,235,693
Conor C. Flynn	799,230	1,381,036	993,580	28,191	3,202,037
Glenn G. Cohen	650,000	1,642,816	596,148	23,613	2,912,577

SIGNIFICANT PORTION OF PAY IS PERFORMANCE-BASED & AT RISK*

Consistent with our executive compensation program, the significant majority of the total compensation during 2015 for our CEO, Mr. Henry, and all other NEOs was incentive-based, commensurate with business results, and at risk unless such business results were achieved, as illustrated below. See page 30 for a discussion of the components of our executive compensation program.

* Amounts are based on the Summary Compensation Table on page 41.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	9

2016 PROXY STATEMENT AT A GLANCE

BEST PRACTICE COMPENSATION FEATURES THAT ALIGN PAY AND PERFORMANCE
WHAT WE DO
DO maintain majority voting for the election of directors (uncontested elections)
DO align pay and performance by linking a significant portion of total compensation to the achievement of a balanced mix of Company and individual performance criteria tied to operational and strategic objectives established at the beginning of the performance period by the Executive Compensation Committee and the Board
DO deliver a substantial portion of the value of equity awards in performance shares—if our total stockholder return for a performance period is less than the minimum target level, no performance shares are earned or issued with respect to the performance period
DO maintain rigorous stock ownership guidelines for directors and NEOs
DO maintain a clawback policy
DO conduct annual assessments of compensation at risk
DO have an Executive Compensation Committee comprised solely of independent directors
DO retain an independent compensation consultant that reports directly to the Executive Compensation Committee and performs no other services for management
DO provide caps on annual and long-term incentive plan awards
WHAT WE DON’T DO
NO compensation or incentives that encourage risks reasonably likely to have a material adverse effect on the Company
NO tax gross ups for any executive officers
NO “single-trigger” change in control cash or equity payments
NO re-pricing or buyouts of underwater stock options
NO hedging or pledging transactions involving our securities
NO guaranteed cash incentive compensation or equity grants
NO long-term employment contracts with executive officers

2016 PROXY STATEMENT AT A GLANCE

RECENT AWARDS

DOW JONES SUSTAINABILITY NORTH AMERICA INDEX
Selected based on economic, environmental and social performance

2015 GRESB GREEN STAR COMPANY
Highest designation for Global Real Estate Sustainability Benchmark (GRESB) respondents

2015 GREEN LEASE LEADER

NEWSWEEK TOP GREEN COMPANIES IN THE U.S.

2015 LIGHTING ENERGY EFFICIENCY IN PARKING CAMPAIGN
Largest Absolute Number of Facility Upgrades
Best Use of Controls
Largest Absolute Area

AUDITORS (PROPOSAL 3)

We are requesting that the stockholders ratify the appointment of the Company’s independent registered public accounting firm for 2016. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.

TYPE OF FEES	2015	2014
Audit Fees(1)	$1,698,647	$1,452,608
Audit-Related Fees	-	-
Tax Fees(2)	-	$20,805
All Other Fees(3)	$1,800	$2,420
Total	$1,700,447	$1,475,833

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2015 and 2014 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2015 and 2014, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2) Tax fees consisted of fees billed for professional services for tax compliance and tax consulting services.
(3) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	11

3333 New Hyde Park Road
New Hyde Park, NY 11042-0020

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS to be held on April 26, 2016

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be exercised at our 2016 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation. The Meeting will be held at the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017, on Tuesday, April 26, 2016, at 10:00 a.m. (local time) for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information regarding the Meeting, the proposals on which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Kimco” or the “Company” refers to Kimco Realty Corporation, a Maryland corporation.

This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $10,000 to Alliance Advisors, L.L.C. for soliciting proxies on behalf of the Company.

Holders of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 7, 2016, the record date, may vote at the Meeting. We refer to the holders of our Common Stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of Common Stock held as of the close of business on the record date. At the close of business on the record date there were 414,334,767 shares of Common Stock issued and outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting.

If you received your proxy materials by mail, you should have received a proxy card enclosed with the Proxy Statement. Stockholders can vote in person at the Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your shares:

BY TELEPHONE - Stockholders located in the United States can authorize their proxy by telephone by calling 1-800-690-6903 and following the instructions on the enclosed proxy card or Notice of Internet Availability (as defined on the next page);

BY INTERNET - Stockholders can authorize their proxy over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or Notice of Internet Availability; or

BY MAIL - If you received your proxy materials by mail, you can authorize your proxy by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet authorization methods for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (local time) on April 25, 2016.

VOTING INSTRUCTIONS

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorize your proxies by telephone or Internet without indicating your instructions, your shares will be voted as follows:

FOR the election of all nominees for director (see Proposal 1); FOR the advisory resolution to approve the Company’s executive compensation (see Proposal 2); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016 (see Proposal 3); and in the discretion of the proxy holder on any other matter that may properly come before the Meeting.

To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting. Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Meeting. The vote required for each proposal is listed below:

	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
PROPOSAL 1	Election of eight directors	Majority of the votes cast with respect to a nominee (see pages 14 through 18 for further detail)	No
PROPOSAL 2	Advisory resolution to approve of the Company’s executive compensation	Majority of the votes cast on the Proposal	No
PROPOSAL 3	Ratification of auditors for fiscal year 2016	Majority of the votes cast on the Proposal	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN for each nominee. If you ABSTAIN from voting on Proposal 1, the abstention will have no effect because it will not be a vote cast. The nominees receiving a majority of the votes cast will be elected as directors (i.e., the number of votes cast for a director must exceed the number of votes against that director).

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have no effect because it will not be a vote cast.

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or single set of Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Notice of

Internet Availability, Proxy Statement or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Notice of Internet Availability, Proxy Statement or annual report, as applicable, and wish to receive only one copy of future Notices of Internet Availability, proxy statements or annual reports, as applicable, for your household, please contact Broadridge at the above phone number or address.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	13

PROPOSAL 1 ELECTION OF DIRECTORS

The Company’s Bylaws (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of eight directors. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of each of the eight nominees for director designated below to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these recommended nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and nominated by the Board of Directors or the Board of Directors may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the Meeting.

INFORMATION REGARDING NOMINEES

MILTON COOPER Co-Founder, Executive Chairman Age: 87 Director Since: 1991

Milton Cooper is the Executive Chairman of the Board of Directors for the Company. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its IPO and growth over the past five decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“NAREIT”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a Director at Getty Realty Corporation. Mr. Cooper graduated from City College in New York and Brooklyn Law School.

Key experience and qualifications to serve on the Board of Directors include:
●

Mr. Cooper co-founded the Company and helps maintain the Company’s continuing commitment to its core values of integrity, creativity and stability. Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history.

●	Mr. Cooper’s reputation within the NAREIT community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.
●

Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.

PHILIP E. COVIELLO Director (Non-Management), Chair of Audit Committee Age: 72 Director Since: 2008

Philip E. Coviello has been a Director of the Company since May 2008, is the Chair of Audit Committee and a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and is a member of its Compensation and Governance and Nominating Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:
●

35 years of experience counseling boards of directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance and other issues that affect public companies.

PROPOSAL 1 ELECTION OF DIRECTORS

●

Decades of experience as both issuers’ and underwriters’ counsel in capital markets transactions and heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements and SEC filings, including representing the Company in its initial public offering.

●

Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation, where Mr. Coviello oversees the work of Getty’s Chief Accounting Officer, directly interfaces with Getty’s independent registered public accounting firm and is involved with Getty’s Sarbanes-Oxley internal controls compliance work.

RICHARD G. DOOLEY Lead Director (Non-Management), Chair of Nominating & Corporate Governance Committee Age: 86 Director Since: 1991

Richard G. Dooley has been a Director of the Company since December 1991. Mr. Dooley currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees. From 1993 to 2003, Mr. Dooley was a consultant to, and from 1978 to 1993 served as the Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company. Mr. Dooley is a Director, Chair of the Compensation Committee and member of the Audit and Corporate Governance Committees of Jefferies LLC (formerly Jefferies Group, Inc.), a subsidiary of Leucadia National Corporation (“Leucadia”) (NYSE: LUK) pursuant to a merger between Leucadia and Jefferies Group, Inc. effective March 1, 2013. Mr. Dooley formerly served as a Director and member of the Compensation Committee of Leucadia. Mr. Dooley holds a B.S. degree from Northeastern University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Key experience and qualifications to serve on the Board of Directors include:
●	Expertise in corporate strategy development, organizational development and operational and corporate governance issues arising in complex organizations.
●	Familiarity with Sarbanes-Oxley compliance, internal auditing and financial controls issues and extensive financial expertise and experience with public accounting matters for global organizations.
●

Responsibility for portfolio investing in a wide variety of real estate properties and developments as Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company, bringing to the Company both executive leadership and real estate investment experience.

●	Expertise as a Chartered Financial Analyst and investment professional with decades of experience in analyzing and evaluating financial statements.

CONOR C. FLYNN President, Chief Executive Officer and Director Age: 35 Director Since: 2016

Conor C. Flynn has been the CEO of the Company since January 2016 and President since August 2014. Mr. Flynn joined the Company in 2003 as an asset manager and has held a variety of senior leadership roles with the organization including Chief Operating Officer, Chief Investment Officer and President, Western Region. Mr. Flynn received a B.A. degree from Yale University and a Master’s degree in Real Estate Development from Columbia University. Mr. Flynn is a licensed real estate broker in California, and a member of NAREIT, the Real Estate Roundtable, the Urban Land Institute (“ULI”) and the International Council of Shopping Centers (“ICSC”).

Key experience and qualifications to serve on the Board of Directors include:
●

Mr. Flynn’s leadership roles during his 13 years at the Company, including as Chief Operating Officer, Chief Investment Officer, President of the Western Region and as a member of the corporate leadership team and Investment Committee, provides Mr. Flynn with extensive knowledge and understanding of the Company and current industry and market trends.

●

Mr. Flynn’s role as Chief Executive Officer, together with his broad leadership experience and successful team-building efforts at the Company, provide unique insights into strategic and operational issues that the Company faces.

●

Mr. Flynn’s extensive operational background, together with his vision and demonstrated leadership results, aligns with the Company’s long-term objectives to continue to transform the Company’s real estate portfolio.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	15

PROPOSAL 1 ELECTION OF DIRECTORS

JOE GRILLS Director (Non-Management) Chair of Executive Compensation Committee Age: 80 Director Since: 1997

Joe Grills has been a Director of the Company since January 1997 and is the Chair of the Executive Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Grills was employed by IBM from 1961 to 1993 and held various positions in financial management in both IBM’s domestic and international businesses. Mr. Grills served as a director (1994-2007) and Co-Chairman of the Board of Directors (2002-2007) of a cluster of BlackRock (Merrill Lynch) Mutual Funds. He was a Director, was Vice Chairman, was Chairman and is currently Chairman Emeritus of the Montpelier Foundation. He is on the Investment Advisory Committee of the Virginia Retirement System and previously served as Vice Chairman (2002-2005) and Chairman (2005-2009). Mr. Grills was a Trustee and former Chairman of the Investment Committee of the Woodberry Forest School. In addition, Mr. Grills was a Trustee and is currently a Member (Chairman 2007-2011; 2014-2015) of the Investment Committee of the National Trust for Historic Preservation (on Finance and Trustee and Governance Committees) and is a Trustee, a member of the Audit Committee and Chairman of the Development Committee of National Main Street Center, Inc., a subsidiary of National Trust for Historic Preservation. Mr. Grills was on the Individual Investment Advisory Committee of the NYSE from 2001 to 2014. He is a former Chairman and member of the Committee on Investment of Employee Benefit Assets of the Association of Financial Professionals. Mr. Grills holds a B.A. from Duke University and an M.B.A. from the University of Chicago.

Key experience and qualifications to serve on the Board of Directors include:
●	Experience as IBM’s Chief Investment Officer of the IBM Retirement Fund with wide-ranging expertise in domestic and international financial matters and strategic deliberations.
●	Extensive experience with internal audit and business controls while at IBM and on other audit committees.
●

Extensive service on boards of directors and memberships on board committees in diverse corporate and nonprofit organizations with broad and deep familiarity with corporate governance and executive oversight matters.

●	Experience in compensation matters through exposure to executive compensation trends.

FRANK LOURENSO Director (Non-Management) Age: 75 Director Since: 1991

Frank Lourenso has been a Director of the Company since December 1991. Mr. Lourenso is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Lourenso was an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan,” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) from 1990 until his retirement in June 2013. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:
●

Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social and corporate governance issues.

●	Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.
●	Expertise in management oversight and financial matters relating to complex global organizations.

PROPOSAL 1 ELECTION OF DIRECTORS

COLOMBE M. NICHOLAS Director (Non-Management) Age: 71 Director Since: 2011

Colombe M. Nicholas has been a Director of the Company since May 2011. Ms. Nicholas is currently a member of the Executive Compensation and Nominating and Corporate Governance Committees. Ms. Nicholas has served as a consultant since 2002 to Financo Global Consulting, the international consulting division of Financo, Inc., focusing on identifying expansion opportunities and providing growth advice to companies. Ms. Nicholas’ retail experience includes Bonwit Teller, Bloomingdale’s and R.H. Macy. From the 1980s to 2000, Ms. Nicholas has served as President and CEO of Anne Klein Group, President and CEO of the Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corporation and President and CEO of Christian Dior New York. While at Christian Dior New York, Ms. Nicholas led sales growth from $125 million to $425 million. Ms. Nicholas has previously served on the Board of Directors of Oakley, Inc., The Mills Corporation, Tandy Brands and Herbalife International. Ms. Nicholas has a B.A. from the University of Dayton, a J.D. from the University of Cincinnati College of Law and an honorary doctorate in business administration from Bryant College of Rhode Island.

Key experience and qualifications to serve on the Board of Directors include:
●	Over 15 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers.
●

Experience as President and CEO at major licensing, apparel and accessory manufacturing corporations provides insight into management’s day to day actions and responsibilities related to sales of those products.

●	Experience through service on other public company boards of directors and knowledge of corporate governance best practices in publicly-traded companies in today’s business environment.

RICHARD B. SALTZMAN Director (Non-Management) Age: 59 Director Since: 2003

Richard B. Saltzman has been a Director of the Company since July 2003. Mr. Saltzman is a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Saltzman currently serves as the Chief Executive Officer, President, and a member of the Board of Directors of Colony Capital, Inc. (NYSE: CLNY) and Trustee of Colony Starwood Homes (NYSE: SFR). Prior to joining the Colony Capital business, Mr. Saltzman was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division and held various other positions at Merrill Lynch for more than five years prior to that time. Mr. Saltzman has a B.A. from Swarthmore College and an M.S. from Carnegie-Mellon University.

Key experience and qualifications to serve on the Board of Directors include:
●	More than 35 years of experience in real estate, including investing as a principal and as an investment manager, capital markets and investment banking.
●	Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.
●	More than 25 years of direct experience interacting in various capacities with the Company.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	17

PROPOSAL 1 ELECTION OF DIRECTORS

VOTE REQUIRED

Nominees for director shall be elected by a majority of the votes cast in person or by proxy at the Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

TERM OF OFFICE
All directors of the Company serve terms ending at the 2017 annual meeting of stockholders and until the election and qualification of their respective successors.

ATTENDANCE AT BOARD OF DIRECTORS, COMMITTEE MEETINGS AND 2015 ANNUAL MEETING.
The Board of Directors met five times in person or telephonically in 2015. Attendance at Board and Committee meetings during 2015 averaged over 98% for directors as a group, and no director attended fewer than 93% of the aggregate of the total meetings of the Board and of the Committees on which each director serves. The Company encourages directors to attend each annual meeting of stockholders, and all of the directors were in attendance at the 2015 Annual Meeting of Stockholders held on May 5, 2015. Our director attendance policy is included in our Corporate Governance Guidelines, which are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them.

COMMUNICATIONS WITH DIRECTORS
The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Independent Director or the non-management directors by sending a letter by mail addressed to the Board of Directors, the Lead Independent Director or the non-management directors c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, NY, 11042-0020. The Board of Directors has designated Richard G. Dooley as its Lead Independent Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Conduct, which allows employees and contractors to submit concerns anonymously via phone or the Internet.

DIRECTOR INDEPENDENCE

Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them. In accordance with these categorical standards and the NYSE listing standards, the Board of Directors undertook its annual review of the independence of its directors on February 2, 2016. During this review, the Board of Directors considered transactions and relationships between each director or members of his or her immediate family and the Company. The Board of Directors also considered whether there were any transactions or relationships between directors or members of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder).

The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board of Directors affirmatively determined that the following nominees for director are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards:

Philip E. Coviello	Frank Lourenso
Richard G. Dooley	Colombe M. Nicholas
Joe Grills	Richard B. Saltzman

In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 49.

In addition, none of the directors’ family members serves as an executive officer, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, of the Company.

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE
The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and presides over meetings of the full Board of Directors. Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is therefore not “independent,” the Board of Directors has appointed the Chairman of the Nominating and Corporate Governance Committee, Richard G. Dooley, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual.

STOCKHOLDER ENGAGEMENT
The Board of Directors believes that accountability to stockholders is a mark of good corporate governance and is critical to the Company’s success. The Company regularly communicates with its stockholders throughout the year to better understand their views on a range of topics and to provide perspective on the Company’s corporate governance policies and practices.

During 2015, the Company met with more than half of our top 25 stockholders (representing approximately 37% of our outstanding shares of Common Stock). Topics discussed included our strategy and performance, board composition and structure, executive compensation program and sustainability initiatives. We solicited feedback from stockholders on these subjects and reported their responses to our Board of Directors. The Company also held an Investor Day event in December 2015 to provide an update to stockholders on the execution of our strategic plan and introduce the Company’s new five-year organizational outlook.

STOCK OWNERSHIP GUIDELINES
The Board of Directors adopted revised stock ownership guidelines in July 2012 for non-employee directors and executive officers that require each non-employee director and executive officer to own shares of our Common Stock. Under the guidelines, all current non-employee directors must own shares of our Common Stock with a value equal to five times the annual Board of Directors retainer. Executive officers must own shares of our Common Stock with a value equal to a certain multiple of his or her base salary. Our Executive Chairman must own shares of our Common Stock with a value equal to five times base salary; our CEO must own shares of our Common Stock with a value equal to five times base salary; our Chief Operating Officer must own shares of our Common Stock with a value equal to three times base salary; and our Chief Financial Officer must own shares of our Common Stock with a value equal to two times base salary. Equity interests that count towards the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, restricted shares and shares held in a 401(k) retirement plan. Directors and executive officers have five years from the date they become a member of the Board of Directors or an executive officer to meet the ownership levels. All of our directors and executive officers are currently in compliance with the stock ownership requirements.

DIRECTOR CONTINUING EDUCATION
The Company maintains a formal program of continuing education for directors. In 2015, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as cyber security, including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	19

CLAWBACK POLICY
The Company may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate. Where the Executive Compensation Committee of the Board of Directors determines that these circumstances exist, the Committee may direct the Company to recover the after-tax portion of the difference between the compensation actually paid or awarded and the compensation calculated using the restated financial statements, based upon the Committee’s view of all relevant facts and circumstances and the best interests of the Company.

RISK OVERSIGHT
Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees to oversee selected elements of risk:

●	Our Audit Committee selects and engages our independent registered public accounting firm and oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting and the independence of the auditor of the Company. The Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate and assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors our whistleblower helpline with respect to financial reporting and other matters and oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advises on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors, and the Company’s Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk. The Audit Committee also oversees risk by working with management to adopt and reviewing annually a code of ethics designed to support the highest standards of business ethics.

●	Our Executive Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives to support an appropriate level of risk-taking behavior consistent with the Company’s business strategy and stockholder interests.

●	Our Nominating and Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board of Directors committees.

Our Board of Directors and committees’ risk oversight responsibilities are discussed further in “Committees of the Board of Directors” on the next page.

COMMITTEES OF THE BOARD OF DIRECTORS

The following table identifies the current committee chairs and members:

		AUDIT COMMITTEE	EXECUTIVE COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Independent Directors	Philip E. Coviello	C	●	●
	Richard G. Dooley	●	●	C
	Joe Grills	●	C	●
	Frank Lourenso	●	●	●
	Colombe M. Nicholas		●	●
	Richard B. Saltzman		●	●

Management Directors	Milton Cooper
Conor C. Flynn
(C)	Chair
●	Member

AUDIT COMMITTEE.
The Audit Committee currently consists of Mr. Coviello who is Chair of the Audit Committee, and Messrs. Dooley, Grills and Lourenso, all of whom are independent directors. Messrs. Coviello, Dooley, Grills and Lourenso are each an “audit committee financial expert,” as determined by the Board of Directors in accordance with Item 407(d)(5) of Regulation S-K, and Messrs. Coviello, Dooley, Grills and Lourenso are “independent” from the Company as defined by the current listing standards of the NYSE.

Five meetings of the Audit Committee were held in person or telephonically during 2015. The Audit Committee operates under a written charter, as amended, adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended, is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, including the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the Audit Committee Charter, as adopted by the Board of Directors. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is an effective approach for addressing the risks facing the Company.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	21

The Audit Committee works with management to adopt and reviews annually a code of ethics designed to support the highest standards of business ethics. The Company’s Code of Business Conduct and Ethics (“Code of Ethics”) is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

EXECUTIVE COMPENSATION COMMITTEE
The Executive Compensation Committee currently consists of Mr. Grills, who is Chair of the Executive Compensation Committee, Messrs. Coviello, Dooley, Lourenso and Saltzman and Ms. Nicholas, all of whom are independent directors. The Board of Directors has established an Executive Compensation Committee to: (i) evaluate (in consultation with management or the Board of Directors) and recommend to the Board of Directors for approval the compensation plans, policies and programs of the Company, especially those regarding executive compensation; and (ii) determine and recommend to the Board of Directors for approval the compensation of the Chief Executive Officer and all other executive officers of the Company. More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation of the CEO and the other NEOs, including changes in base salary, bonus payments and equity awards. The Executive Compensation Committee also reviews the performance of the CEO and the other NEOs against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis beginning on page 27.

Six meetings of the Executive Compensation Committee were held in person or telephonically during 2015. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Board of Directors and Executive Compensation Committee, in consultation with the Executive Compensation Committee’s independent compensation consultant, Pay Governance LLC (“Pay Governance”) and management, have reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, management has determined, and the Board of Directors has affirmed management’s determination, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they do not encourage the Company’s employees to take excessive or unnecessary risks. The Executive Compensation Committee believes that the combination of the Company’s (i) balanced approach to compensation, (ii) reliance on a variety of performance measures and (iii) use of both quantitative and qualitative assessments of performance reflected in the Company’s compensation program is consistent with the Company’s objectives and risk profile. Accordingly, the performance objectives in the Company’s annual incentive compensation plan are balanced with those contained in the Company’s long-term incentive compensation plan to ensure that both are aligned and consistent with the Company’s long-term business plan. The Company’s mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and the Company has established stock ownership guidelines to ensure that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

In reaching its conclusion that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk taking, the Executive Compensation Committee considered several factors including salaries, bonuses and equity awards. There is an annual performance-based bonus program for employees other than NEOs that provides a discretionary award based on their respective level in the Company, individual performance and overall Company performance. While the Company’s bonus program for its leasing personnel is tied to personal production for new lease deals and renewals, management is comfortable that this bonus opportunity fairly incentivizes leasing personnel without being excessive. In addition, executive bonuses and equity awards are based on certain performance measures (established by the Executive Compensation Committee and management) including, but not limited to, funds from operations, results from operations, contributions from real estate investment programs, individual performance and enterprise-wide performance. The Company’s long-term equity awards consist of performance shares and restricted stock. These awards are intended to further link recipients’ interests with stockholder interests. The Company’s benefits and retirement plans are not linked to performance. The Company’s Executive Severance Plan with its NEOs and certain members of management provides severance protections. Since there are no performance-based aspects of these severance arrangements, and the Company generally retains the ability to terminate an executive “for cause” without triggering severance, the Executive Compensation Committee does not believe these agreements encourage excessive risk taking. The Executive Compensation Committee believes it is not overly reliant on any single measure of performance and assesses actual results against each performance measure and takes into account overall performance compared to targets. In addition to the quantitative performance measures, the Executive Compensation Committee also assesses the broader business environment and relative performance of the

Company in order to evaluate individual performance. Finally, the Executive Compensation Committee considers changes in the business, industry and capital markets environment in determining compensation policies and practices.

NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE.
The Nominating and Corporate Governance Committee currently consists of Mr. Dooley, who is Chair of the Nominating and Corporate Governance Committee, and Messrs. Coviello, Grills, Lourenso and Saltzman and Ms. Nicholas, all of whom are independent directors. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors and the filling of vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board of Directors, as well as candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

As described in the Company’s Corporate Governance Guidelines, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment. The Board of Directors and Nominating and Corporate Governance Committee take into account many factors in recommending candidates for a director position. These factors include, but are not limited to, the ability to make independent analytical inquiries; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business on a technical level; other board service; and educational and professional background. In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company adheres to good corporate governance principles and for developing and implementing the Company’s Corporate Governance Guidelines that apply to all of its directors and management. The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all NYSE listing requirements. Four meetings of the Nominating and Corporate Governance Committee were held in person or telephonically during 2015. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of the Nominating and Corporate Governance Committee Charter and the Corporate Governance Guidelines, are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests it.

The Nominating and Corporate Governance Committee is responsible for reviewing the leadership structure of the Board of Directors. As part of this review, the Committee evaluates (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board of Directors and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the CEO, an independent director, or a non-independent director other than the CEO. The Committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors. The Board of Directors has named Richard G. Dooley as its Lead Independent Director. In this capacity, Mr. Dooley is designated to chair executive sessions of the Company’s non-management directors and to act as a liaison between management and other independent directors.

MEETINGS OF NON-MANAGEMENT DIRECTORS.
The non-management directors meet in executive session at each in-person Board of Directors meeting, and more frequently if necessary. Non-management directors are all those directors who are not employees of the Company. The non-management directors consist of Messrs. Coviello, Dooley, Grills, Lourenso and Saltzman and Ms. Nicholas.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	23

EXECUTIVE OFFICERS

The following table sets forth information with respect to the executive officers of the Company as of March 16, 2016.

NAME	AGE	POSITION	JOINED KIMCO
Milton Cooper	87	Executive Chairman of the Board of Directors	Co-Founder
Conor C. Flynn	35	President and Chief Executive Officer	2003
Glenn G. Cohen	52	Executive Vice President, Chief Financial Officer and Treasurer	1995

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board of Directors, generally at the time of the annual meeting of the Board of Directors following the 2016 Annual Meeting of Stockholders.

Please see Proposal 1 - Election of Directors - Information Regarding Nominees starting on page 14 for information regarding Milton Cooper and Conor C. Flynn.

GLENN G. COHEN was appointed Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. In addition, Mr. Cohen is responsible for the information technology activities of the Company. Prior to joining the Company in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and spent six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985. He is a Certified Public Accountant and a member of NAREIT and ICSC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The table below sets forth certain information available to the Company, as of March 7, 2016, with respect to shares of its Common Stock and Class I, Class J and Class K Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

	SHARES OWNED BENEFICIALLY (#)				PERCENT OF CLASS (%)
NAME & ADDRESS (WHERE REQUIRED) OF BENEFICIAL OWNER	COMMON	CLASS I	CLASS J	CLASS K	COMMON	CLASS I(1)	CLASS J(1)	CLASS K(1)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	65,535,588(2)	-	-	-	15.8%	-	-	-
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	37,908,801(3)	-	-	-	9.1%	-	-	-
JPMorgan Chase & Co. 270 Park Ave New York, NY 10017	30,828,091(4)	-	-	-	7.4%	-	-	-
State Street Corporation One Lincoln Street Boston, MA 02111	23,888,243(5)	-	-	-	5.8%	-	-	-
Milton Cooper c/o Kimco Realty Corporation 3333 New Hyde Park Rd. New Hyde Park, NY 11042	10,157,362(6)(7)	-	-	-	2.5%	-	-	-
David B. Henry	1,092,886(8)	-	-	-	*	-	-	-
Conor C. Flynn	526,704(9)	-	-	-	*	-	-	-
Glenn G. Cohen	402,806(10)	-	-	-	*	-	-	-
Philip E. Coviello	104,557(11)	-	-	-	*	-	-	-
Richard G. Dooley	362,385(12)	-	-	-	*	-	-	-
Joe Grills	224,255(13)	-	-	-	*	-	-	-
Frank Lourenso	309,882(14)	-	-	-	*	-	-	-
Colombe M. Nicholas	58,065(15)	-	-	-	*	-	-	-
Richard B. Saltzman	177,286(16)	-	-	-	*	-	-	-
All Directors and Executives as a group	13,416,188	-	-	-	3.2%	-	-	-

* Less than 1%
(1) Not applicable. The Company’s Class I, Class J and Class K Preferred Stock are, generally, not voting securities of the Company.
(2) The Company has received a copy of Schedule 13G/A as filed with the SEC by the Vanguard Group, Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2015. As reported in such Schedule 13G/A, Vanguard has sole voting power with respect to 1,371,876 shares, shared voting power with respect to 350,685 shares, sole dispositive power with respect to 64,380,196 shares and shared dispositive power with respect to 1,155,392 shares.
(3) The Company has received a copy of Schedule 13G/A as filed with the SEC by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2015. As reported in such Schedule 13G/A, BlackRock has sole voting power with respect to 34,655,652 shares and sole dispositive power with respect to 37,908,801 shares.
(4) The Company has received a copy of Schedule 13G as filed with the SEC by JPMorgan Chase & Co. (“JPMorgan”) reporting ownership of these shares as of December 31, 2015. As reported in such Schedule 13G, JPMorgan has sole voting power with respect to 26,683,162 shares, shared voting power with respect to 74,760 shares, sole dispositive power with respect to 29,517,429 shares and shared dispositive power with respect to 34,058 shares.
(5) The Company has received a copy of Schedule 13G as filed with the SEC by State Street Corporation (“State Street”) reporting ownership of these shares as of December 31, 2015. As reported in such Schedule 13G, State Street has shared voting power with respect to 23,888,243 shares and shared dispositive power with respect to 23,888,243 shares.
(6) Includes 107,500 shares held by a foundation controlled by Mr. Cooper. Does not include 1,355,645 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Does not include 248,896 shares held by a charitable remainder unitrust and 250,000 shares held by a charitable remainder annuity trust of which Mr. Cooper’s spouse is trustee, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 600,000 shares of Common Stock that are exercisable within 60 days of March 7, 2016, 39,365 shares held in his 401(k) account and 49,411 shares of restricted stock.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	25

(7) Excludes 2,065,358 shares held by KC Holdings, Inc., a private corporation in which Mr. Cooper holds less than 10% of the outstanding equity. Mr. Cooper disclaims beneficial ownership of all shares indirectly held by KC Holdings, Inc. and does not share the power to vote or dispose of such shares.
(8) Does not include 3,000 shares owned by Mr. Henry’s children, as to all of which Mr. Henry disclaims beneficial ownership. Includes options or rights to acquire 686,200 shares of Common Stock that are exercisable within 60 days of March 7, 2016 and 59,335 shares held in his 401(k) account. Includes 347,351 shares held in a collateralized account.
(9) Includes options or rights to acquire 90,300 shares of Common Stock that are exercisable within 60 days of March 7, 2016, 2,169 shares held in his 401(k) account and 354,637 shares of restricted stock.
(10) Includes 412 shares held by Mr. Cohen for his children. Includes options or rights to acquire 159,200 shares of Common Stock that are exercisable within 60 days of March 7, 2016, 11,952 shares held in his 401(k) account and 118,122 shares of restricted stock.
(11) Includes 4,500 shares held in a Testamentary Trust of which Mr. Coviello is a trustee. Does not include 6,500 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes options or rights to acquire 37,000 shares of Common Stock that are exercisable within 60 days of March 7, 2016 and 16,363 shares of restricted stock.
(12) Includes options or rights to acquire 87,000 shares of Common Stock that are exercisable within 60 days of March 7, 2016 and 16,363 shares of restricted stock.
(13) Includes options or rights to acquire 87,000 shares of Common Stock that are exercisable within 60 days of March 7, 2016 and 16,363 shares of restricted stock.
(14) Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 5,032 shares held by Mr. Lourenso for the benefit of his grandchildren. Includes 16,000 shares owned by Mr. Lourenso’s children through a grantor retained annuity trust, of which Mr. Lourenso is trustee. Includes options or rights to acquire 87,000 shares of Common Stock that are exercisable within 60 days of March 7, 2016 and 16,363 shares of restricted stock.
(15) Includes options or rights to acquire 14,667 shares of Common Stock that are exercisable within 60 days of March 7, 2016 and 16,363 shares of restricted stock.
(16) Includes 50 shares held by Mr. Saltzman for his son. Includes options or rights to acquire 87,000 shares of Common Stock that are exercisable within 60 days of March 7, 2016 and 16,363 shares of restricted stock.

COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

We pay our NEOs using salary, annual incentive and equity awards. We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention. We also recognize that our NEO pay must compete with what comparable employers pay. For 2015, our NEOs were:

●	Milton Cooper, Executive Chairman of the Board of Directors;
●	David B. Henry, Vice Chairman of the Board of Directors and Chief Executive Officer (retired January 1, 2016);
●	Conor C. Flynn, President and Chief Operating Officer (appointed Chief Executive Officer January 1, 2016); and
●	Glenn G. Cohen, Executive Vice President, Chief Financial Officer and Treasurer.

Our Board of Directors has an Executive Compensation Committee (the “Committee”) that administers and monitors what and how we pay our NEOs and other executives. The Committee held six meetings in person or by phone during 2015. The Committee is comprised of Joe Grills (Chairman), Philip E. Coviello, Richard G. Dooley, Frank Lourenso, Colombe M. Nicholas and Richard B. Saltzman. We encourage feedback from our stockholders regarding our executive compensation program. In 2015, over 98% of the votes cast (i.e., excluding abstentions and broker non-votes) in our Say-on-Pay advisory vote approved the proposal.

Our senior management team worked in 2015 to strategically position Kimco for long-term performance by focusing their efforts on strengthening our portfolio, maintaining our capital and liquidity positions and operating competitively. Our compensation decisions in 2015 emphasized rewarding corporate / financial performance and individual performance and achievements of our NEOs, commensurate with our business results, to successfully execute our strategy to be the premier owner and operator of open-air shopping centers through investments primarily in the U.S.

EXECUTIVE SUMMARY

Kimco Realty Corporation is one of the nation’s largest owners and operators of open air shopping centers, measured in gross leasable area (“GLA”). As of December 31, 2015, the Company had interests in 605 shopping center properties aggregating 96.0 million square feet of GLA, located in 38 states, Puerto Rico and Canada. In addition, the Company had 446 other property interests, primarily through the Company’s preferred equity investments and other real estate investments, totaling 7.3 million square feet of GLA.

2015 BUSINESS HIGHLIGHTS

We delivered improved financial results and made progress on our business development strategies. Highlights of the 2015 fiscal year included:

●

Increased funds from operations (“FFO”) (non-GAAP) to $1.56 per diluted share for the year ended December 31, 2015, representing a 7.6% increase from $1.45 per diluted share for the year ended December 31, 2014. See Annex A starting on page 58 for the definition of FFO and a reconciliation of net income to FFO.

●

Achieved FFO as adjusted (non-GAAP) of $1.46 per diluted share for the full year 2015, representing a 4.3% increase over 2014 FFO as adjusted of $1.40 per diluted share. See Annex A starting on page 58 for the definition of FFO as adjusted and a reconciliation of net income to FFO as adjusted.

●	U.S. pro-rata occupancy reached 95.8% as of December 31, 2015, representing an increase of 10 basis points from the 2014 year end level of 95.7%.

●	Reduced the number of joint ventures by five, resulting in the reduction of five joint venture partners.

●	Executed 1,016 leases totaling over 6.5 million square feet in the Company’s consolidated operating portfolio comprised of 388 new leases and 628 renewals and options.

●

Acquired interests in 59 retail properties (57 acquired from existing joint ventures), totaling 9.4 million square feet of GLA for an aggregate purchase price of $2.1 billion, of which $1.4 billion was the Company’s pro-rata share.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	27

COMPENSATION DISCUSSION & ANALYSIS

●

Disposed of ownership interests in 95 properties (34 wholly owned and 61 joint ventures) in the U.S., totaling 6.8 million square feet of GLA for an aggregate sales price of $762.9 million, of which $481.5 million was the Company’s pro-rata share. Additionally, during 2015, the Company disposed of its remaining operating property in Chile for a sales price of $51.3 million. This transaction resulted in the release of a cumulative foreign currency translation loss of $19.6 million due to the Company’s liquidation of its investment in Chile offset by a gain on sale of $1.8 million, after income tax expense.

●

Completed the sale of 27 properties in Canada, totaling approximately 6.9 million square feet of GLA, for an aggregate sales price of $1.4 billion of which $683.7 million was the Company’s pro-rata share.

●	Executed over $1.5 billion of financing transactions during 2015, which was primarily used for the refinancing and repayment of debt resulting in savings of approximately $20 million annually.

EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE HIGHLIGHTS

Our compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests:

●	We maintain a majority vote for the annual election of directors (uncontested elections) and we have no supermajority voting requirements.

●

The leadership structure of our Board of Directors consists of an Executive Chairman, a Lead Independent Director, who is elected by the independent directors, and knowledgeable committee chairs with appropriate experience.

●	The Committee’s independent compensation consultant, Pay Governance, is retained directly by the Committee and performs no other services for management.

●

The Committee conducts continuous reviews of our compensation strategy, including a review of our compensation-related risk profile so that our compensation-related policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

●

A significant portion of our NEOs’ pay is performance-based. For example, in 2015, 73% of the CEO’s total compensation was linked directly to the Company’s performance and 80% of annual long-term incentive opportunities for all NEOs were delivered in performance-based equity awards in the form of performance shares.

●

We have stock ownership guidelines for our NEOs and directors. As of December 31, 2015, each of the NEOs and directors who were employed with us satisfied his or her individual stock ownership level. See “Corporate Governance—Stock Ownership Guidelines” on page 19 for more information.

●

We maintain a formal program of continuing education for directors. In 2015, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as cyber security, including issues applicable to particular committees of the Board of Directors.

●

Our Board of Directors has a policy prohibiting our NEOs and members of the Board of Directors from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

●	Effective January 1, 2016, the Company adopted a policy that prohibits use of the Company’s Common Stock by NEOs or members of the Board of Directors for any pledging transactions.

●	The Company has adopted a clawback policy as further described on page 20.

●

We maintain an executive severance plan with a “double trigger” change in control arrangement that covers our NEOs and certain other members of the Company’s senior management. The executive severance plan does not provide for any gross-up payments for Parachute Payment Taxes (as defined on page 38).

COMPENSATION DISCUSSION & ANALYSIS

STOCKHOLDER SAY-ON-PAY VOTES

At our 2015 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years we expect such advisory vote will occur annually. Over 98% of the votes cast (i.e., excluding abstentions and broker non-votes) on this Say-on-Pay vote were voted in favor of the proposal. We have considered the results of the 2015 vote and believe the support of our stockholders for that proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance-based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. Thus, we did not make changes to our executive compensation arrangements in response to the vote. In the future, we will continue to consider the outcome of our Say-on-Pay votes when making compensation decisions regarding our NEOs.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program provides pay-for performance compensation that we believe is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation. The following graph shows the correlation between our net income, EBITDA as adjusted, and FFO as adjusted per diluted share, and the total compensation we paid to our CEO from 2011 to 2015, based on the amounts reported in the summary compensation tables of our proxy statements for these years.

FFO as adjusted, EBITDA as adjusted, and leverage, calculated from debt to total assets, defined as consolidated debt plus JV pro rata share of debt divided by the total gross consolidated assets and JV share of pro rata gross assets, are the metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. See Annex A starting on page 58 for reconciliations of net income to FFO as adjusted, and to EBITDA as adjusted.

* In the graph EBITDA, as adjusted is replaced by Retail EBITDA, as adjusted for the years 2011 to 2014, as this measure was used to determine performance-based compensation during 2011 to 2014. Retail EBITDA, as adjusted excludes the effect of non-retail EBITDA.
** The Total Compensation for 2011 does not include Mr. Henry’s unrestricted award of 75,000 shares of the Company’s Common Stock which was awarded to Mr. Henry in 2011 upon achieving his 10 year anniversary at the Company, pursuant to his original 2001 employment agreement.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	29

COMPENSATION DISCUSSION & ANALYSIS

The component parts of our executive compensation program are:

COMPENSATION COMPONENT	PURPOSE/KEY CHARACTERISTICS

Base Salary	●	Goal: Provide fixed compensation giving a measure of certainty and predictability.
●

Determined based on individual qualifications and experience, scope of responsibilities, future potential, the goals and objectives established for each NEO, past performance and the practices of the Company’s peer group.

	●	Reviewed annually by the Board of Directors and the Committee and subject to change.

Performance-Based Annual Bonus	●	Goal: Motivate NEOs based on the Company’s corporate / financial performance and the NEO’s individual performance for the fiscal year.
●

Targets are determined by the Committee, with 60% of bonus based on meeting an achievement level of 100% of the Company’s corporate / financial performance (36% of bonus based on actual FFO as adjusted per diluted share, compared to target FFO as adjusted per diluted share (“Target FFO”) for the fiscal year; 12% of bonus based on actual EBITDA as adjusted, compared to target EBITDA as adjusted (“Target EBITDA”) for the fiscal year; and 12% of bonus based on actual leverage compared to target leverage (“Target Leverage”) for the fiscal year) and 40% of bonus based on the NEO’s individual performance targets against, among other factors, specific quantitative and qualitative goals as further discussed starting on page 34 for the fiscal year.

	●	Reviewed annually by the Committee and subject to change.

Performance Shares	●	Goal: Equity incentive for NEOs linked to the Company’s performance to encourage alignment with stockholders and long-term NEO retention.
	●	For 2015, approximately 80% of the value of the annual equity incentive is awarded in the form of performance shares.
	●	Earned shares are issued based on the Company’s total stockholder return in a performance period relative to NAREIT retail peers as further discussed starting on page 34.

Time-Vesting Restricted Stock	●	Goal: Equity incentive for NEOs encouraging alignment with the Company’s stockholders and long-term NEO retention.
	●	For 2015, approximately 20% of the value of the annual equity incentive is awarded in the form of restricted stock.
	●	Restricted stock generally vests ratably over four years.

COMPENSATION DISCUSSION & ANALYSIS

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO and all other NEOs for 2015 was incentive-based, commensurate with business results, and at risk unless such business results were achieved, as illustrated below.

* Amounts are based on the Summary Compensation Table on page 41.

BASE SALARY

In determining our NEOs’ base salaries, the Committee considered each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are based upon the performance of each NEO as assessed and approved by the Board of Directors and the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO.

●	Mr. Cooper received a base salary of $750,000 in 2015.
●	Mr. Henry received a base salary of $850,000 in 2015.
●	Mr. Flynn received a base salary of $700,000 through May 5, 2015 and $850,000 for the remainder of the year.
●	Mr. Cohen received a base salary of $650,000 in 2015.

ANNUAL INCENTIVE PLAN

Under our executive compensation program, each NEO is eligible to receive an annual cash bonus based on the Company’s corporate / financial performance compared to targets and such NEO’s individual performance against specific quantitative and qualitative goals as further discussed starting on page 34. For each NEO’s annual bonus opportunity for 2015, 60% was based on the Company’s corporate / financial performance for the performance year compared to targets as measured by the Company’s (1) FFO as adjusted per diluted share for the performance year compared to

Target FFO, (2) EBITDA as adjusted compared to Target EBITDA and (3) leverage compared to Target Leverage, and 40% was based on individual NEO performance against specific quantitative and qualitative goals as discussed starting on page 34 and as evaluated by the Committee. The table on the next page shows the percentage of the Total Annual Target Bonus each NEO would receive based on achievement of threshold, target and maximum levels for corporate / financial performance and individual performance.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	31

COMPENSATION DISCUSSION & ANALYSIS

Performance Criteria	Annual Incentive Component Earned as Percent of the Total Annual Target Bonus(1)
	Threshold	Target	Maximum
Corporate / Financial Performance	30%	60%	90%
●	Threshold level achieved if 90% of target measures are attained
●	Target level achieved if 100% of target measures are attained
●	Maximum level achieved if 110% of target-measures are attained
Individual Performance	10%	40%	60%
●	Evaluation of individual NEO performance by the Executive Compensation Committee
Total Annual Bonus Paid	40%	100%	150%

(1)	The annual bonus is interpolated between the threshold and target, and target and maximum performance levels.

The table on page 33 shows the target bonus and the bonus actually earned in 2015 for each NEO. In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Henry’s recommendations and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2015 bonuses based on the following analysis of our corporate / financial performance and each NEO’s individual performance:

CORPORATE / FINANCIAL PERFORMANCE.
In 2015, the corporate / financial incentive was based upon the percentage weighting of 60% FFO as adjusted, 20% EBITDA as adjusted, and 20% leverage. For 2015, the Company’s Target FFO was $1.40 on a diluted per share basis, Target EBITDA was $980 million and Target Leverage was 44%. After the Committee considered the Company’s actual 2015 FFO as adjusted, EBITDA as adjusted and leverage, the Committee’s payout for the corporate financial incentive was based on the Company exceeding Target FFO, Target EBITDA and Target Leverage by 4.3%, 0.3% and 2.7%, respectively. Interpolating linearly between target and maximum performance levels for each of the three financial measures resulted in a payout for the corporate / financial incentive of 69.55% of each NEO’s total annual target bonus, which is 115.92% of each NEO’s 2015 target corporate / financial performance bonus of 60%.

INDIVIDUAL PERFORMANCE.
The Committee’s evaluation of each NEO’s individual performance against, among other factors, specific quantitative and qualitative goals is detailed below in “Analysis of Each NEO’s Compensation” as further discussed starting on page 34. In general, in determining each NEO’s achievement compared to target, the Committee considered each NEO’s scope of responsibilities, individual qualifications and experience, performance in 2015 and the practices of our peer group, without applying a quantitative formula. In 2015, the Committee also considered the NEOs’ efforts to successfully refocus the Company on its core assets and business amidst continuing economic challenges and uncertainties. The Committee agreed to award each NEO individual performance bonuses of 44% of each NEO’s total annual target bonus, which is 110% of each NEO’s 2015 target individual performance bonus of 40%.

CALCULATION OF TOTAL 2015 BONUS.
The bonus actually received by each NEO was determined by adding the corporate / financial performance bonus and the individual performance bonus together. Thus, each NEO earned a total 2015 bonus of approximately 113.6% of the 2015 target bonus.

COMPENSATION DISCUSSION & ANALYSIS

2015 NEO BONUSES
NAME	2015 TARGET BONUS	2015 BONUS EARNED
Milton Cooper	$800,000	$908,416
David B. Henry	$875,000	$993,580
Conor C. Flynn	$875,000	$993,580
Glenn G. Cohen	$525,000	$596,148

LONG-TERM INCENTIVE PLAN

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. The target number of performance shares underlying the long-term incentive equity awards were established in February 2015 for the calendar year 2015. In establishing the equity awards, we considered the qualitative factors discussed in “Analysis of Each NEO’s Compensation,” Mr. Henry’s recommendations, and peer group practices discussed in “Comparison to Competitive Market.” We also used our business judgment to determine appropriate equity compensation in order to recognize the potential of our executive officers for our business and retain our executive officers for the long term.

Approximately 20% of the value of the equity awards granted in 2015 was awarded in the form of time-vesting restricted stock eligible to vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date. For 2015, the time-vesting awards were granted under the Company’s 2010 Equity Participation Plan, as such plan may be amended from time to time (the “2010 Equity Participation Plan”). The actual time-vesting awards granted are set out in the “Grants of Plan-Based Awards for 2015” table on page 42.

Approximately 80% of the value of the equity awards granted in 2015 was awarded in the form of performance shares. Beginning in 2014, the Company began transitioning its performance share awards to a three-year performance period. The performance shares granted in 2015 permit the NEOs to earn vested shares of the Company’s Common Stock based on the Company’s total stockholder return compared to peers listed in the NAREIT Retail Index over two-year and three-year performance periods, each of which commences with the year of grant. The performance shares granted in 2015 also include the right to receive, if and when the underlying shares are earned, the equivalent value (paid in shares without interest) of dividends declared on the earned shares following issuance of the performance shares and before issuance of any earned stock. The 2015 performance shares provide a target number of shares that may be earned in each performance period if the Company’s total shareholder return for the period equals the 50th percentile of its peers listed in the NAREIT Retail Index. One-third of the total target number of shares subject to each NEO’s 2015 performance share award is allocated to the two-year performance period and two-thirds of the total target number of shares subject to each NEO’s 2015 performance share award is allocated to the three-year performance period. The number of performance shares actually earned for a performance period may range between a threshold of 50% of the target number of shares if the Company’s total shareholder return for the period is at least in the 25th percentile of its peers listed in the NAREIT Retail Index and a maximum of 150% of the target number of shares for the period if the Company’s total shareholder return for the period equals or exceeds the 75th percentile of its peers listed in the NAREIT Retail Index. Linear interpolation is used to determine the shares earned for a performance period where the Company’s total shareholder return falls between the threshold, target and maximum percentile levels. If the Company’s total stockholder return for a performance period is less than the threshold level, no performance shares are earned or issued for the period.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	33

COMPENSATION DISCUSSION & ANALYSIS

Companies listed in the NAREIT Retail Index on January 1st of each calendar year (excluding the Company) are the peer group used to determine relative total stockholder return and the number of shares of stock earned with respect to each performance period. For 2015, these companies were:

Acadia Realty Trust	Pennsylvania Real Estate Investment Trust
Agree Realty Corp.	Ramco-Gershenson Properties Trust
American Retail Capital Properties, Inc.	Realty Income Corporation
Brixmor Property Group, Inc.	Regency Centers Corp.
CBL & Associates Properties Inc.	Retail Opportunity Investment Corp.
Cedar Shopping Centers Inc.	Retail Properties of America, Inc.
DDR Corp.	Rouse Properties, Inc.
Equity One Inc.	Saul Centers Inc.
Excel Trust	Simon Property Group Inc.
Federal Realty Investment Trust	Spirit Realty Capital, Inc.
General Growth Properties, Inc.	Tanger Factory Outlet Centers Inc.
Getty Realty Corp.	Taubman Centers Inc.
Inland Real Estate Corp.	Urstadt Biddle Properties Inc.
Kite Realty Group Trust	Weingarten Realty Investors
The Macerich Company	WP Glimcher Inc.
National Retail Properties Inc.

ANALYSIS OF EACH NEO’S COMPENSATION

The Committee considers each of the NEO’s quantitative and qualitative performance factors as a whole in determining each NEO’s salary and the individual performance component of each NEO’s annual bonus. Individual members of the Committee may give different weights to different factors. The Committee also considers our CEO’s evaluation of our individual executives’ performance and his recommended set of compensation actions for all NEOs. The Committee uses its business judgment to determine appropriate compensation in order to recognize the contributions and potential of our executives.

MILTON COOPER
Mr. Cooper serves as the Company’s Executive Chairman of the Board of Directors and in 2015 earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Cooper, the following individual performance factors were considered in determining his compensation:

●

Further executed on Kimco’s simplification strategy by reducing the number of properties in joint ventures. Acquired the remaining interests in 57 joint venture properties for a gross purchase price of $1.9 billion and oversaw the sale of 93 joint venture properties totaling $1.8 billion.

●	Continued to support efforts to fully exit from Latin America as well as ongoing efforts to exit from Canada.
●	Engaged in high level discussions related to potential acquisition and investment opportunities and explored avenues to further enhance productivity and profitability.
●	Consulted with management in developing a one and five year property-level net asset value (NAV) model as well as a technology platform to account for property values.
●	Monetized the Company’s SuperValu investment selling Kimco’s position for an approximate $40 million profit.
●

Along with Dave Henry, continued to mentor Conor Flynn as he prepared to assume the role of CEO effective January 1, 2016, as well as continued daily and weekly strategy and individual mentor meetings with Kimco leaders and future leaders.

●

Supported efforts to standardize an asset management platform across all regions; established a highest and best use platform to optimize property value, integrating the Risk group into the large development and redevelopment projects to ensure additional oversight and a check and balance when executing on projects to ensure they remain in budget and achieve targeted returns.

COMPENSATION DISCUSSION & ANALYSIS

●

Continued to source growth opportunities for the “plus” business by expanding relationships with private equity firms, real estate opportunity funds and bankruptcy liquidation advisory firms as a means to generate leads.

●

Further enhanced investor and analyst relationships by participating in investment community meetings at the Citi Global Property CEO Conference, ICSC ReCon and NAREIT’s REIT Week, and Kimco’s 2015 Investor Day, as well as discussions with numerous analysts and investors.

●	Oversaw active management of general and administrative expenses such that recurring general and administrative expenses were reduced.

DAVID B. HENRY
Mr. Henry served as the Company’s CEO and Vice Chairman of the Board of Directors until his retirement on January 1, 2016, and in 2015 earned total compensation as set forth in the “Summary Compensation Table” below.

In connection with Mr. Henry’s retirement, the Company entered into a consulting agreement with Mr. Henry, pursuant to which he will serve as a senior adviser for two years after January 1, 2016 and, during his service, will receive compensation of $152,000 per month during the twenty-four month period.

For Mr. Henry, the following individual performance factors were considered in determining his compensation:

●

Provided organization-wide leadership to achieve 2015 FFO of $1.56 per diluted share and FFO as adjusted of $1.46 per diluted share, gross occupancy in the total U.S. pro-rata shopping center portfolio of 95.8%, and U.S. same property NOI growth of 3.1%.

●

Generated transaction income, excluding SuperValu stock sale, of over $26.5 million and oversaw decisions to achieve a corporate debt level of net debt to EBITDA of 6.0x and fixed charge coverage of 3.0x on a consolidated basis and 2.5x including pro-rata share of JV debt.

●

Achieved gross acquisition volume of 59 retail properties totaling $2.1 billion. Actively participated in accelerated disposition program of 95 assets totaling $762.9 million, and oversaw joint venture consolidation activities through the sale or transfer of interests, reducing properties held in joint ventures by 152 for an aggregate gross purchase price of $3.7 billion.

●	Participated in high level negotiations to sell Canadian assets mitigating adverse economic consequences.
●

Maintained and enhanced relationships with rating agencies, analysts, major stockholders, large retailers, industry trade groups, and institutional joint venture partners by attending rating agency meetings and meeting with analysts and investors.

●

Expanded initiatives to benefit from e-commerce growth and retailer omni-channel strategies including working with internal and ICSC associates to create and showcase the integration of e-commerce and brick & mortar efforts.

●	Continued to build a first class risk/underwriting team to create an effective check and balance system and closing routines for acquisitions and dispositions.
●

Networked among industry leaders and participated in various forums, industry organizations, and related conferences such as ICSC, NAREIT, and Citi Global CEO Conference as well as non-deal road shows and Kimco’s 2015 Investor Day to foster relationships and further promote the Kimco brand.

CONOR C. FLYNN
During 2015, Mr. Flynn served as the Company’s President and Chief Operating Officer and earned total compensation as set forth in the “Summary Compensation Table” below. Mr. Flynn was appointed CEO on January 1, 2016.

For Mr. Flynn, the following individual performance factors were considered in determining his compensation:

●

Partnering with the executive management and regional operating teams, achieved U.S. same property NOI growth of 3.1%; U.S. pro-rata occupancy of 95.8% an increase of 10 basis points versus year-end 2014; and a full year leasing spread of 11.1%.

●	Achieved ancillary, non-traditional revenue sources at shopping centers of $16.4 million, an increase of 5.8% versus 2014.
●	Resolved 11 of the top 25 vacancies in the portfolio with nine units fully leased and two part of large redevelopments.
●

Further led the transformation of the portfolio by completing dispositions totaling $762.9 million, of which the Company’s pro-rata share was $481.5, and acquisitions totaling $2.1 billion. Conducted a key market demographic analysis including identification of considerable future redevelopment opportunities.

●	Finalized the Blackstone joint venture acquisition and continued to review joint venture partnerships to identify future opportunities achieving joint venture transaction volume of $1.4 billion.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	35

COMPENSATION DISCUSSION & ANALYSIS

●

Conducted a strategic review of the Canada portfolio and strategic alternatives resulting in the disposition of 27 Canadian assets for an aggregate sales price of $1.4 billion of which $683.7 million was the Company’s pro-rata share.

●	Created a development pipeline and continued to source development opportunities in key markets. At year-end 2015, the development redevelopment pipeline totaled $1.75 billion.
●

Captured value-enhancing real estate opportunities through the “plus” business including selling Kimco’s position in SuperValu for $40 million profit, closing on the Safeway acquisition, and working with Albertsons to redevelop certain joint venture sites.

●

Continued to reduce exposure to challenged retailers and operating formats most negatively impacted by e-commerce including Kmart/Sears, Toys R Us, Barnes and Noble, Best Buy, and RadioShack and increased the percentage of average base rent derived from grocery anchored centers to 71.7%, up from 65.3% at year-end 2014 and 58% at year-end 2013.

●	Evaluated and created new income sources (cell, fiber and energy) and technology initiatives to boost production and decrease costs.
●

Continued efforts to enhance and expand the Kimco mobile commerce initiatives by leveraging Wi-Fi and developing mobile tools for property inspections, and electronic plans for leasing, property management, and development teams.

●

Strengthened retailer relationships by hosting meetings with 15 major retailers, sourcing opportunities and working together on reducing restrictions, exclusives, and co-tenancy clauses and resolving outstanding arrears and conducted over 100 portfolio reviews with smaller Internet-resistant retailers.

●

Expanded sustainability efforts, most notably Kimco’s response to the Dow Jones Sustainability Index, which resulted in Kimco being named to the index and the successful launch of the Ilumi-Nation, which reduced lighting expenses at the respective properties between 20% and 30%.

●

Furthered investor outreach including active participation in 13 different investor meetings in various settings, four non-deal roadshows and six industry conferences including the ICSC and NAREIT events as well as Kimco’s 2015 Investor Day.

●

Oversaw the creation of the Kimco 20/20 vision, focused on expanding the Company’s high quality U.S. portfolio within major metro areas and optimizing operational efficiency, emphasizing the highest and best use approach to unlock value in each asset within key markets while reducing the overall leverage of the Company and offering greater financial flexibility and enhanced shareholder value.

●

Continued to develop future leaders through Kimco LABS (Leaders Advancing Business /Strategy), a home grown experiential learning program via incubator projects aimed at generating new ideas that drive revenue, reduce costs or optimize the Company’s asset base as well as through promoting individual mentor programs.

●

Continued to foster a culture of teamwork that crosses all disciplines and business lines by further formalizing leasing, construction, and property management standards and promoting cross group collaboration at regional meetings, on all employee calls, and through regular executive meetings with employee groups.

GLENN G. COHEN
Mr. Cohen serves as the Company’s Executive Vice President, Chief Financial Officer and Treasurer and in 2015 earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Cohen, the following individual performance factors were considered in determining his compensation:

●

Collaborated with others in executive and senior management to execute on corporate strategy achieving FFO as adjusted of $1.46 per diluted share, exceeding 2014 by 4.3%; FFO of $1.56 per diluted share, exceeding last year’s by 7.6%; and U.S. same property NOI growth of 3.1%.

●	Completed the sale of 95 U.S. properties for a gross sales price of $763 million, sold 3 assets in Mexico, the final asset in Chile and 27 assets in Canada generating $417 million in proceeds.
●

Successfully implemented cost reduction strategies including a lease abstraction outsourcing program yielding first year savings of approximately $0.8 million with future annual savings expected to be approximately $1.5 million.

●

Maintained consolidated Net Debt/EBITDA as adjusted in the range of 5.5x-6.0x without issuing any common equity, ending the year at 6.0x which includes the acceleration of property dispositions providing capital to redeem the Company’s outstanding $175 million of 6.9% Class H Preferred Stock.

COMPENSATION DISCUSSION & ANALYSIS

●	Achieved fixed charge coverage ratio, at December 31, 2015, of 3.0x.
●

Achieved an immediate liquidity position of over $1.9 billion at December 31, 2015, an increase of $200 million versus year-end 2014. The Company ended 2015 with no outstanding balance on its $1.75 billion revolving credit facility and $190 million in cash.

●

Issued a $350 million 30 year bond at a coupon of 4.25%. Proceeds were used to repay a $100 million bond and approximately $250 million of mortgage debt associated with the Kimstone acquisition. Issued a new $500 million 7 year bond at a coupon of 3.4%, proceeds of which will be used to repay the balance of 2015 debt maturities and part of the 2016 maturities. The two bond issuances further extended the Company’s weighted average debt maturity profile from 3.7 years at December 31, 2014 to 5.3 years at December 31, 2015.

●	Successfully addressed all maturing debt in joint ventures through a combination of mortgage financings and sales of joint venture properties.
●

Completed the renewal and extension of the Company’s term loan scheduled to mature in April 2017 with a new $650 million 5 year credit facility priced at LIBOR plus 95 basis points, 10 basis points lower than the previous credit facility. Proceeds from the new credit facility were used to repay the Company’s previous $400 million term loan and partially fund the Kimstone transaction.

●	Established a $500 million at the market (“ATM”) program providing the Company the ability to effectively issue common equity from time to time at a very low cost.
●

Continued to maintain, strengthen and broaden the Company’s commercial and investment banking relationships and successfully arranged over $1.5 billion of financing sourced from over 20 different relationship banks.

●

Proactively met with rating agencies and maintained the Company’s BBB+/Baa1 ratings from S&P, Moody’s and Fitch. Each rating agency affirmed the Company’s rating and stable outlook in connection with the $350 million and $500 million unsecured bond offerings.

●

Further developed relationships with sell-side research analysts, major stockholders and fixed income investors through participation in numerous sell side conferences and multiple non-deal road shows including the Citi CEO conference, Bank of America Merrill Lynch, Barclays and Wells Fargo conferences, two NAREIT conferences, ICSC, and a European non-deal road show.

●	Oversaw system implementations including migration to new firewalls at three data centers and at regional offices as well as installation, configuration and data integration of Salesforce.com.

COMPARISON TO COMPETITIVE MARKET

We review competitive compensation data from a select group of peer companies and broader survey sources. However, we do not set our NEOs’ compensation as a direct function of market pay levels. Instead, we use market data to help confirm that our pay practices are reasonable. Using this data and NAREIT comparison data supplied by the Company, Pay Governance conducted survey data analysis and provided comment and analysis regarding our peer group. At the

Committee’s request, Pay Governance prepared an annual report summarizing the Company’s peer group, market data and peer group methodology as well as Pay Governance’s findings and recommendations. This report was discussed with the Committee in early 2015. As a primary reference, Pay Governance gathered proxy pay data for the following REITs with market capitalizations comparable to ours and with whom we compete for executive talent.

AvalonBay Communities Inc.	General Growth Properties, Inc.
Boston Properties Inc.	Marriott International Inc.
Brixmor Property Group	Prologis
Brookfield Properties Corp.	Public Storage
CBL & Associates Properties, Inc.	Realty Income Corp.
DDR Corp.	Regency Centers Corp.
Duke Realty Corp.	SL Green Realty Corp.
Equity One Inc.	The Macerich Company
Equity Residential	Ventas Inc.
Federal Realty Investment Trust	Weingarten Realty Investors

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	37

COMPENSATION DISCUSSION & ANALYSIS

The Committee considered the Pay Governance information as an input in its decision making process for determining our NEOs’ compensation. Pay Governance reported directly to the Committee and provided no other services besides executive compensation services to the Company.

The Committee considered whether Pay Governance’s work providing information that the Committee uses when determining compensation for the Company’s NEOs and other executive officers raises any conflicts of interest and determined that no conflicts of interest exist.

ADDITIONAL COMPENSATION CONSIDERATIONS

LONG-TERM INCENTIVES – EQUITY AWARDS
Our NEOs are eligible to retire at the earlier of age 65 or 20 years of service to the Company. See “Compensation Tables – Assumed Termination for Death, Disability or Retirement.” Messrs. Cooper and Cohen are currently eligible to retire from the Company. The Committee may accelerate equity vesting upon an employee’s retirement or termination at its discretion. We do not maintain special pension plans for our NEOs because we believe the accelerated vesting of certain equity awards in connection with retirement offsets the lack of such plans.

If an NEO holding restricted stock is terminated prior to vesting for reasons other than death, disability, retirement, without cause or change of control, the employee would forfeit the unvested stock. Prior to vesting, recipients of this restricted stock may vote the shares and also receive dividends.

EXECUTIVE SEVERANCE PLAN – “DOUBLE-TRIGGER” CHANGE IN CONTROL SEVERANCE ARRANGEMENT
On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan, as amended from time to time (the “Executive Severance Plan”) pursuant to which our NEOs and certain other members of the Company’s senior management are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Executive Severance Plan), subject in all cases to the terms and conditions described in the Executive Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination occurs within two years following a change in control.

The participant will also receive eighteen months of continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested stock options and restricted stock awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute

Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Executive Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant.

Mr. Henry agreed, effective as of March 14, 2013, that the bonus component of his severance pursuant to the Executive Severance Plan shall be based on the average actual bonus he received in the three years immediately prior to the year in which the termination occurs. Mr. Cooper does not participate in the Company’s Executive Severance Plan.

RETIREMENT PLANS
We maintain a 401(k) retirement plan (the “401(k) Plan”) in which substantially all employees, including our NEOs, are eligible to participate. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible base salary compensation, up to the federal limit. The Company currently makes matching contributions on a dollar-for-dollar basis to all employees contributing to their 401(k) accounts and who have completed one year of employment with the Company, of up to 5% of the employee’s base salary compensation (and subject to a maximum of $8,500 for highly compensated employees). Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distributions. The 401(k) Plan also includes a Roth 401(k) feature which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59 ½. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any nonqualified deferred compensation to its NEOs or employees.

COMPENSATION DISCUSSION & ANALYSIS

TAX AND ACCOUNTING CONSIDERATIONS
The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards. Cash salary and bonus are charged as an expense in the period in which the amounts are earned by the NEO. The value of equity awards are amortized ratably into expense over the vesting period, except for the value of equity awards granted to our NEOs eligible for retirement, which were expensed immediately in the periodic financial statements as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718, which requires immediately expensing of equity awards of employees eligible for retirement.

Certain provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

PERQUISITES
We do not believe we treat our NEOs materially differently from our other senior employees with respect to perquisites. We provided the following perquisites to our NEOs in 2015:

●

 We provided Messrs. Cooper and Henry with the use of a car and driver to travel for Company business. Other employees may use this benefit for Company business when these cars are not in use by the above mentioned NEOs. We also provided Mr. Flynn with the use of a car to conduct his duties as an executive officer of the Company. In 2015, Messrs. Cooper, Flynn and Henry were allowed to use the car without a driver for personal use. In 2015, Mr. Cohen received a car allowance in the amount of $10,920.

●

 We provide certain of our officers and senior executives (including all NEOs) a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	39

COMPENSATION DISCUSSION & ANALYSIS

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee (the “Committee”) of Kimco Realty Corporation, a Maryland Corporation (the “Company”), has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in the Proxy Statement.

Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

EXECUTIVE
COMPENSATION
COMMITTEE OF THE BOARD
OF DIRECTORS
Joe Grills, Chairman
Philip E. Coviello
Richard G. Dooley
Frank Lourenso
Colombe M. Nicholas
Richard B. Saltzman

COMPENSATION TABLES

EXECUTIVE COMPENSATION

The following table sets forth the summary compensation of the NEOs of the Company for the 2015, 2014 and 2013 calendar years.

SUMMARY COMPENSATION TABLE FOR 2015
Name	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)
Milton Cooper Executive Chairman of the Board of Directors	2015	750,000	1,237,437	—	908,416	21,681	2,917,534
	2014	750,000	1,284,353	—	891,296	21,681	2,947,330
	2013	750,000	1,484,118	—	852,297	49,730	3,136,145
David B. Henry Chief Executive Officer	2015	850,000	1,383,513	—	993,580	8,600	3,235,693
	2014	800,000	1,434,581	—	974,855	8,964	3,218,400
	2013	800,000	1,659,075	—	909,117	40,198	3,408,390
Conor C. Flynn President and Chief Operating Officer	2015	799,230	1,381,036	—	993,580	28,191	3,202,037
	2014	625,000	3,258,313	—	595,707	26,303	4,505,323
	2013	485,827	550,278	30,132	432,075	44,617	1,542,929
Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer	2015	650,000	1,642,816	—	596,148	23,613	2,912,577
	2014	625,000	1,042,313	—	529,207	23,132	2,219,652
	2013	625,000	1,206,600	—	511,388	53,236	2,396,224

(1) Amounts reflect the compensation cost to the Company in 2015, 2014 and 2013 of the equity awards based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718. Fair value is determined, depending on the type of award, using the closing price on the date of grant or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”). The maximum possible value of the 2015 performance shares, based on the closing price per share of our Common Stock on the date they were granted, was as follows: $1,439,966 for Mr. Cooper; $1,610,202 for Mr. Henry; $1,595,228 for Mr. Flynn and $1,200,106 for Mr. Cohen. The value of awards granted to the NEOs in 2015 is reflected on the 2015 Grants of Plan-Based Awards table on the next page.
(2) The Company provided Messrs. Cooper and Henry with the use of a car and driver to travel for Company business. The Company also provided Mr. Flynn with the use of a car to conduct his duties as an executive officer of the Company. In 2015, Messrs. Cooper, Flynn and Henry were allowed to use the car without a driver for personal use. Mr. Cohen received a car allowance in the amount of $10,920 for the year 2015. The NEOs’ drivers are employees who have additional responsibilities at the Company. In 2015, the Company calculated the cost of this perquisite by prorating the cost of each employee’s base salary to reflect the amount of each employee’s time used driving the NEOs for personal commuting. The Company also included the pro-rated value of the NEOs’ cars in the cost of the perquisite. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2015 for Messrs. Cooper, Henry and Flynn was $18,195, $8,100 and $11,727, respectively. The policy on the use of the cars for 2015, 2014 and 2013 is outlined below:
●	the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
●	these services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;
●	the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
●	the cars were available to these officers with drivers for commuting and business related travel and without drivers for personal use.
(3) The Company’s policy on paid time off provides employees having attained 10 years of service one week of pay in lieu of one additional week of paid time off annually. Messrs. Flynn and Cohen each received such payment in the amount of $16,346 and $12,500, respectively. Messrs. Cooper and Henry are excluded from this paid time off benefit.
Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	41

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS FOR 2015

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2015:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(4)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(1)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Milton Cooper		320,000	800,000	1,200,000
	2/13/2015				17,890	35,780	53,670		997,308
	2/13/2015							8,950	240,129
David B. Henry		350,000	875,000	1,312,500
	2/13/2015				20,005	40,010	60,015		1,115,212
	2/13/2015							10,000	268,300
Conor C. Flynn		350,000	875,000	1,312,500
	2/13/2015				17,890	35,780	53,670		997,308
	5/14/2015				2,115	4,230	6,345		117,904
	2/13/2015							8,950	240,129
	5/14/2015							1,050	25,694
Glenn G. Cohen		210,000	525,000	787,500
	2/13/2015				14,910	29,820	44,730		831,183
	2/13/2015							7,450	199,884
	5/14/2015							25,000	611,750

(1) All awards are granted under the 2010 Equity Participation Plan.
(2) Each of the NEOs received a time-vesting restricted stock award. The table represents restricted stock awards granted on February 13, 2015 under the 2010 Equity Participation Plan. Unless otherwise noted restricted stock awards vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date. Messrs. Flynn and Cohen were awarded 1,050 and 25,000 shares respectively on May 14, 2015. Mr. Flynn’s award vests in 25% increments on each of the first, second, third and fourth anniversaries of the grant date while Mr. Cohen’s award vests in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the grant date. Mr. Flynn was also awarded an additional 4,230 performance shares on May 14, 2015.
(3) Fair value is determined, depending on the type of award, using the Monte Carlo method or the closing price per share of our Common Stock on the date of grant, which are intended to estimate the grant date fair value of the performance shares and restricted stock, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2015 Form 10-K.
(4) The actual payout amounts are set out in the Summary Compensation Table.

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

The following table provides information on outstanding equity awards as of December 31, 2015 for each NEO.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Milton Cooper	8/16/2006	200,000		40.09	8/16/2016
	8/8/2007	200,000		41.06	8/8/2017
	8/6/2008	200,000		37.39	8/6/2018
	2/17/2011
	2/16/2012					3,332(1)	88,165
	2/16/2012					11,975(2)	316,859
	2/13/2013					6,150(1)	162,729
	2/13/2013					37,327(2)	987,672
	2/13/2014					8,625(1)	228,218
	2/13/2014							22,901	605,960
	2/13/2015					8,950(1)	236,817
	2/13/2015							53,670	1,420,108
David B. Henry(9)	8/16/2006	200,000		40.09	8/16/2016
	8/8/2007	200,000		41.06	8/8/2017
	8/6/2008	200,000		37.39	8/6/2018
	3/18/2010	42,900		15.64	3/18/2020
	2/17/2011	43,300		18.85	2/17/2021
	2/16/2012					3,888(1)	102,876
	2/16/2012					13,975(2)	369,779
	2/13/2013					6,875(1)	181,913
	2/13/2013					41,727(2)	1,104,096
	2/13/2014					9,600(1)	254,016
	2/13/2014							25,601	677,402
	2/13/2015					10,000(1)	264,600
	2/13/2015							60,015	1,587,997

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	43

COMPENSATION TABLES

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Conor C. Flynn	8/16/2006	7,000		40.09	8/16/2016
	8/8/2007	10,000		41.06	8/8/2017
	8/6/2008	15,000		37.39	8/6/2018
	8/6/2009	20,000		11.54	8/6/2019
	3/18/2010	7,000		15.64	3/18/2020
	2/17/2011	13,000		18.85	2/17/2021
	2/16/2012	11,700	3,900	18.78	2/16/2022	3,900(1)	103,194
	2/16/2012					35,000(3)	926,100
	2/13/2013					9,750(1)	257,985
	5/20/2013	2,700	2,700	24.12	5/20/2023	2,700(1)	71,442
	2/13/2014					6,975(1)	184,559
	2/13/2014							18,600	492,156
	8/5/2014					80,000(5)	2,116,800
	2/13/2015					8,950(1)	236,817
	2/13/2015							53,670	1,420,108
	5/14/2015					1,050(6)	27,783
	5/14/2015							6,345(7)	167,889
Glenn G. Cohen	8/16/2006	40,000		40.09	8/16/2016
	8/8/2007	40,000		41.06	8/8/2017
	8/6/2008	40,000		37.39	8/6/2018
	3/18/2010	10,300		15.64	3/18/2020
	8/4/2010	4,500		15.20	8/4/2020
	2/17/2011	24,400		18.85	2/17/2021
	2/16/2012					2,363(1)	62,525
	2/16/2012					8,493(2)	224,725
	2/16/2012					50,000(3)	1,323,000
	2/13/2013					5,000(1)	132,300
	2/13/2013					30,347(2)	802,982
	2/13/2014					6,975(1)	184,559
	2/13/2014							18,600	492,156
	2/13/2015					7,450(1)	197,127
	2/13/2015							44,730	1,183,556
	5/14/2015					25,000(8)	661,500

(1) Represents stock options or shares of restricted stock that vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.

COMPENSATION TABLES

(2) Represents restricted stock issued with respect to earned performance share awards that were granted prior to February 2014. The restricted shares vest in 33 % increments on each of the second, third and fourth anniversaries of the performance share grant date, subject to continued employment with the Company on the applicable vesting date.
(3) Messrs. Flynn’s and Cohen’s shares of restricted stock granted on February 16, 2012 vest in 20% increments annually beginning on February 16, 2018, subject to continued employment with the Company on the applicable vesting date.
(4) Represents performance share awards granted in 2014 and 2015 for which the applicable performance period has not been completed. Each performance share award granted in 2014 provides for the ability to earn and receive shares after the end of one, two and/or three year performance periods based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the NAREIT Retail Index. For the 2014–2015 performance period, the Company’s total shareholder return compared to its peers listed in the NAREIT Retail Index was 77.59%. Therefore, each NEO earned a number of shares representing 150% of the performance share award granted to him in 2014. Each performance share award granted in 2015 provides for the ability to earn and receive shares after the end of two and three year performance periods based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the NAREIT Retail Index. Shares of stock issued with respect to earned performance share awards granted on or after February 2014 are fully vested at issuance.
(5) Mr. Flynn received 100,000 shares of restricted stock at the time he was appointed President, which vest 20% each year over five years.
(6) Mr. Flynn received 1,050 shares of restricted stock on May 14, 2015 which vest 25% each year over four years.
(7) Mr. Flynn received 4,230 performance shares on May 14, 2015, including 1,410 which are based on a two year performance period and 2,820 which are based on a three year performance period, each which vest immediately once restricted shares are awarded.
(8) Mr. Cohen received 25,000 shares of restricted stock on May 14, 2015, which vest 20% each year over five years.
(9) Mr. Henry’s unvested stock options and restricted stock awards vested on January 1, 2016 in connection with his retirement. He will remain eligible to vest in his performance share awards based upon attainment of the applicable performance goals.

OPTION EXERCISES AND STOCK VESTED IN 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Milton Cooper	43,300	337,632	69,540	1,864,986
David B. Henry	—	—	77,175	2,069,833
Conor C. Flynn	—	—	50,803	1,320,658
Glenn G. Cohen	—	—	52,169	1,399,259

(1) Computed as the difference between the closing market price of the underlying stock on the date of exercise and the exercise price of the option.
(2) Computed by multiplying the number of shares of stock by the closing market price of the underlying stock on the vesting date.

EMPLOYMENT AGREEMENTS

The Committee determined in 2010 to discontinue use of individual employment agreements with the Company’s executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Please see “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, our performance share awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock as well as any other unvested shares of restricted stock would, if not assumed in the change in control, automatically vest in full.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	45

COMPENSATION TABLES

ASSUMED TERMINATION WITHOUT CAUSE

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2015. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Health Benefits ($)(5)	Total ($)(6)
Milton Cooper(7)	—	—	3,371,163	—	—	3,371,163
David B. Henry(8)	1,700,000	1,862,060	3,787,537	—	48,137	7,397,734
Conor C. Flynn	1,598,460	1,191,414	4,385,348	36,270	36,888	7,248,380
Glenn G. Cohen	1,300,000	1,058,414	3,382,858	—	48,137	5,789,409

(1) In accordance with the Executive Severance Plan, all NEOs are entitled to 2 times their base salary plus bonus upon a termination without Cause.
(2) In accordance with the Executive Severance Plan, 2014 (prior year) bonus amounts are used for the bonus component in this table except as otherwise indicated for Mr. Henry. Mr. Henry retired from the Company on January 1, 2016.
(3) In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of annual restricted stock awards, with the exception of retention awards, upon a termination without Cause. In addition, each NEO would remain eligible to earn and be issued the portion of the 2014 performance shares that relate to the 2014-2015 performance period and the 2014-2016 performance period and would remain eligible to earn and be issued the portion of the 2015 performance shares that relate to the 2015-2016 performance period and the 2015-2017 performance period. The actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at target level and based on the market price of our stock on December 31, 2015 ($26.46), the total performance share values, disregarding any discount for the time-value of money, would be $1,350,704 for Mr. Cooper, $1,510,257 for Mr. Henry, $1,386,769 for Mr. Flynn and $1,117,141 for Mr. Cohen.
(4) Under the Executive Severance Plan, a termination without Cause would result in acceleration of all stock options awards. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2015 ($26.46), multiplied by the number of shares for all unvested options as of December 31, 2015 that were in the money.
(5) Amounts are based on the cost of coverage during 2015.
(6) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement.”
(7) Mr. Cooper does not participate in the Company’s Executive Severance Plan. Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards would become fully vested upon the termination of his employment without Cause.
(8) Mr. Henry’s bonus is calculated as two times the average of the actual annual bonus amounts paid to him for the three years immediately prior to the year in which the termination date occurs.

ASSUMED TERMINATION FOR DEATH, DISABILITY OR RETIREMENT

The following table was prepared as though each of the NEOs had been terminated due to death, disability or retirement on December 31, 2015. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Milton Cooper	—	3,371,163	—	3,371,163
David B. Henry	425,000(4)	3,787,537	—	4,212,537
Conor C. Flynn(5)	—	5,311,449	36,270	5,347,719
Glenn G. Cohen(5)	—	4,705,858	—	4,705,858

(1) Represents payments that would be made to the NEO or the NEO’s beneficiary if terminated due to disability or death.
(2) The vesting of Mr. Cooper’s 76,359, Mr. Henry’s 86,065, Mr. Flynn’s 148,325 and Mr. Cohen’s 135,628 shares of restricted stock would accelerate as a result of termination due to death or disability. Messrs. Cooper, Henry and Cohen would also be entitled to these amounts on retirement. In addition, each NEO would remain eligible to earn and be issued the portion of the 2014 performance shares that relate to the 2014-2015 performance period and the 2014-2016 performance period and would remain eligible to earn and be issued the portion of the 2015 performance shares that relate to the 2015-2016 performance period and the 2015-2017 performance period. The

COMPENSATION TABLES

actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at target level and based on the market price of our stock on December 31, 2015 ($26.46), the total performance share values, disregarding any discount for the time-value of money, would be $1,350,704 for Mr. Cooper, $1,510,257 for Mr. Henry, $1,386,769 for Mr. Flynn and $1,117,141 for Mr. Cohen.
(3) Under the stock option agreements, termination due to death or disability would result in acceleration of stock options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2015 ($26.46), multiplied by the number of shares for all unvested options as of December 31, 2015 that were in the money. Messrs. Cooper, Cohen and Henry would also be entitled to these amounts on retirement.
(4) Pursuant to a letter agreement between Mr. Henry and the Company dated March 15, 2010, Mr. Henry is entitled to receive a lump sum payment equal to six months of then current base salary upon a termination of employment due to death or disability only.
(5) The vesting of Mr. Flynn’s retention award of 35,000 restricted shares and Mr. Cohen’s retention award of 50,000 restricted shares would accelerate as a result of termination due to death or disability only. As of December 31, 2015, the value of Mr. Flynn’s and Mr. Cohen’s retention awards was $926,100 and $1,323,000, respectively.

ASSUMED TERMINATION UPON A CHANGE IN CONTROL

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2015. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Health Benefits ($)(5)	Total ($)(6)
Milton Cooper(7)	—	—	3,371,163	—	—	3,371,163
David B. Henry(8)	1,700,000	1,862,060	3,787,537	—	48,137	7,397,734
Conor C. Flynn	1,598,460	1,191,414	4,385,348	36,270	36,888	7,248,380
Glenn G. Cohen	1,300,000	1,058,414	3,382,858	—	48,137	5,789,409

(1) In accordance with the Executive Severance Plan, all NEOs are entitled to 2 times the sum of their base salary plus prior year’s annual bonus upon a change in control termination.
(2) In accordance with the Executive Severance Plan, 2014 (prior year) bonus amounts are used for the bonus component in this table.
(3) In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of annual restricted stock awards, with the exception of retention awards, upon a termination of employment without Cause or for Good Reason in connection with a change in control. In addition, each NEO would remain eligible to earn and be issued the portion of the 2014 performance shares that relate to the 2014-2015 performance period and the 2014-2016 performance period and would remain eligible to earn and be issued the portion of the 2015 performance shares that relate to the 2015-2016 performance period and the 2015-2017 performance period. The actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at target level and based on the market price of our stock on December 31, 2015 ($26.46), the total performance share values, disregarding any discount for the time-value of money, would be $1,350,704 for Mr. Cooper, $1,510,257 for Mr. Henry, $1,386,769 for Mr. Flynn and $1,117,141 for Mr. Cohen.
(4) Under the stock option agreements, termination of employment without Cause or for Good Reason in connection with a change in control would result in acceleration of stock options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2015 ($26.46), multiplied by the number of shares for all unvested options as of December 31, 2015 that were in the money.
(5) Amounts are based on the cost of coverage during 2015.
(6) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement.”
(7) Mr. Cooper does not participate in the Company’s Executive Severance Plan. Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards would become fully vested upon the termination of his employment without Cause or for Good Reason in connection with a change in control.
(8) Mr. Henry’s bonus is calculated as two times the average of the actual annual bonus amounts paid to him for the three years immediately prior to the year in which the termination date occurs.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	47

COMPENSATION TABLES

EQUITY PARTICIPATION PLAN

DESCRIPTION OF PLAN
The Company maintains the 2010 Equity Participation Plan for the benefit of its eligible employees, consultants, and directors.

The 2010 Equity Participation Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or the Company’s Common Stock) structured by the Executive Compensation Committee within parameters set forth in the 2010 Equity Participation Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the 2010 Equity Participation Plan that reflect the Company’s commitment to effective management of incentive compensation include:

LIMITATIONS ON GRANTS
The number of shares of Common Stock that may be issued or transferred by the Company upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described below.

NO REPRICING OR REPLACEMENT OF OPTIONS OR STOCK APPRECIATION RIGHTS
The 2010 Equity Participation Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares of common stock.

NO IN-THE-MONEY OPTION OR SAR GRANTS
The 2010 Equity Participation Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Company’s Common Stock, generally the closing price of the Company’s Common Stock, on the date of grant.

INDEPENDENT ADMINISTRATION
The Executive Compensation Committee, which consists of only independent directors, administers the 2010 Equity Participation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2015.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved
by stockholders	9,012,441	$31.09	9,095,416
Equity compensation plans not approved
by stockholders	N/A	N/A	N/A
Total	9,012,441	$31.09	9,095,416

COMPENSATION TABLES

COMPENSATION OF DIRECTORS

During 2015, members of the Board of Directors and Committees thereof who were not also employees of the Company (“non-management directors”) were entitled to receive an annual retainer of $60,000 ($70,000 for the Lead Independent Director). Also, during 2015, the non-management directors were entitled to receive $20,000 each as members of the Audit Committee ($45,000 for the Chair), $10,000 each as members of the Executive Compensation Committee ($35,000 for the Chair) and $6,000 each as members of the Nominating and Corporate Governance Committee ($16,000 for the Chair). In accordance with the Company’s 2010 Equity Participation

Plan, the non-management directors may be granted awards of deferred stock (“Deferred Stock”) in lieu of directors’ fees. Unless otherwise provided by the Board of Directors, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also directors are not paid any directors’ fees. Non-management directors also received an annual award of restricted stock with a grant date value of approximately $175,000, which vests in 25% increments over a four-year period from the date of grant.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR 2015

The following table sets forth the compensation of each non-management director earned in the calendar year 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Philip E. Coviello	121,000	174,932	295,932
Richard G. Dooley	116,000	174,932	290,932
Joe Grills	121,000	174,932	295,932
Frank Lourenso	96,000	174,932	270,932
Colombe M. Nicholas	76,000	174,932	250,932
Richard B. Saltzman	76,000	174,932	250,932

(1) Amounts include the value of deferred stock received in lieu of directors’ fees for service in 2015. As of December 31, 2015, Messrs. Coviello, Dooley, Grills, Lourenso and Saltzman and Ms. Nicholas were entitled to 0 shares, 74,743 shares, 47,173 shares, 31,272 shares, 42,004 shares and 8,245 shares of deferred stock, respectively.
(2) Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards granted during the fiscal year ended December 31, 2015 based on the aggregate grant date fair value, calculated in accordance with the provision of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2015 Form 10–K.

As of December 31, 2015, Messrs. Coviello, Dooley, Grills, Lourenso, Saltzman and Ms. Nicholas held options to acquire 37,000 shares, 87,000 shares, 87,000 shares, 87,000 shares, 87,000 shares and 14,667 shares, respectively. As of

December 31, 2015, Messrs. Coviello, Dooley, Grills, Lourenso, Saltzman and Ms. Nicholas held shares of restricted stock in the amounts of 15,801 shares, 15,801 shares, 15,801 shares, 15,801 shares, 15,801 shares and 15,801 shares, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

●	Code of Ethics;
●	Corporate Governance Guidelines;
●	Nominating and Corporate Governance
●	Committee Charter; and
●	Audit Committee Charter.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	49

Our Code of Ethics applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Ethics is available through the Investors/Governance/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board of Directors. Any significant conflict must be resolved or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Corporate Governance Guidelines, Code of Ethics and other Company policies. The Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the Company’s legal staff, including its outside legal advisers, is primarily responsible for obtaining information through questionnaires and other procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Pursuant to the Audit Committee Charter and the Audit Committee’s policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

JOINT VENTURES
Mr. Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives various fees related to these joint ventures and partnerships.

FAMILY RELATIONSHIPS
Paul Dooley, Vice President of Property Tax/Insurance of the Company, is the son of Mr. Dooley, a director of the Company. Paul Dooley received total compensation of $365,960 from the Company in fiscal year 2015, calculated in the same manner as the Summary Compensation Table. This compensation includes a base salary in 2015 as an employee of the Company of $291,000 with the remaining balance comprised of (i) compensation cost to the Company in 2015 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of FASB ASC 718, (ii) bonuses and (iii) various benefits.

PROHEALTH LEASES
ProHEALTH is a multi-specialty physician group practice offering one-stop healthcare. ProHEALTH’s CEO, Dr. David Cooper, M.D. is a son of Milton Cooper, Executive Chairman of the Company. ProHEALTH and/or its affiliates have leasing arrangements with the Company whereby two consolidated property locations are currently under lease. Total annual base rent for properties leased to ProHEALTH for the year ended December 31, 2015 aggregated $0.4 million. The Company determined that the leasing terms for these leases are consistent with fair market rental values and that the transactions, taken as a whole, are no less favorable to the Company than terms available to an unaffiliated third party under similar circumstances.

TRANSACTIONS WITH RIPCO REAL ESTATE CORPORATION

Ripco Real Estate Corp. (“Ripco”) business activities include serving as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohl’s and many others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Milton Cooper. During 2015, the Company paid brokerage commissions of $0.6 million to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

CONSORTIUM LED BY CERBERUS CAPITAL MANAGEMENT, L.P.

The Company, through its indirect subsidiary KRS AB Acquisition, LLC (the “ABS Venture”), is an investor in a consortium led by Cerberus Capital Management, L.P. that acquired certain Albertsons stores from Albertsons, Inc. in 2006, and the remaining Albertsons stores, as well as the grocery banners of Jewel-Osco, Acme, Shaws and Star Markets, from SUPERVALU in 2013. During January 2015, two new noncontrolling members were admitted into the ABS Venture, including an affiliate of Colony Capital, Inc. (the “Colony Investor”), after which the Company contributed $85.3 million and the two noncontrolling members contributed an aggregate $105.0 million, of which the Colony Investor contributed $100.0 million, to the ABS Venture, which was subsequently contributed to the consortium to facilitate the acquisition of all of the outstanding shares of Safeway Inc. As a result of this transaction, the ABS Venture now holds a combined 14.35% interest in the consortium, of which the Company holds a combined 9.8% ownership interest and the Colony Investor holds a 4.3% ownership interest. Richard B. Saltzman, a member of the Board of Directors of the Company, is the Chief Executive Officer, President and a director of Colony Capital, Inc.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	51

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Kimco Realty Corporation, a Maryland Corporation (the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2015, all of the directors who served on the Audit Committee were independent as defined under the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. A copy of the Audit Committee Charter, as amended, is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2015 audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2015 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Philip E. Coviello, Chairman Richard G. Dooley Joe Grills Frank Lourenso

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL 2	ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement in accordance with the SEC Rules.

Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	●Align executive compensation with the Company’s and the individual’s performance ●Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests
●Provide executives with the opportunity to participate in the ownership of the Company
●Reward executives for long-term growth in the value of our stock
●Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals
●Compensate executives with performance-based awards that depend upon the achievement of established corporate targets
●Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain a talented executive team	●Utilize independent compensation consultants and market survey data to monitor pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 27 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has determined to hold a Say-on-Pay advisory vote every year and the next Say-on-Pay advisory vote shall occur at the 2017 Annual Meeting of Stockholders. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), we are asking our stockholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	53

PROPOSAL 2	ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

VOTE REQUIRED
The vote on the advisory resolution to approve the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2015. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2015 and 2014:

Type of Fees	2015	2014
Audit Fees(1)	$1,698,647	$1,452,608
Audit-Related Fees	—	—
Tax Fees(2)	—	$20,805
All Other Fees(3)	$1,800	$2,420
Total	$1,700,447	$1,475,833

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2015 and 2014 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2015 and 2014, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.

(2) Tax fees consisted of fees billed for professional services for tax compliance and tax consulting services.
(3) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2015 and 2014 were pre-approved by the Audit Committee.

PROPOSAL 3	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016. PricewaterhouseCoopers LLP has been retained as the Company’s external auditor continuously since 1986. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

VOTE REQUIRED
The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Because brokers have discretionary voting authority with regard to this proposal under the rules of the New York Stock Exchange, there will not be broker non-votes.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the NYSE. Directors, officers and beneficial owners of more than 10% of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2015, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2015, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its directors, officers, beneficial owners of more than 10% of the Company’s Common Stock and other persons subject to Section 16(a) of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Messrs. Grills, Coviello, Dooley, Lourenso and Saltzman and Ms. Nicholas served on the Executive Compensation Committee of the Company. No member of the Executive Compensation Committee was, during 2015, an officer or employee of the Company or was formerly an officer of the Company. See the discussion of certain relationships and related transactions beginning on page 49, some of which involve members of the Executive Compensation Committee. During 2015, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board of Directors or its Executive Compensation Committee.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	55

STOCKHOLDER NOMINEES FOR DIRECTOR
AND OTHER STOCKHOLDER PROPOSALS
Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2017 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 16, 2016 or not less than 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2017 Annual Meeting, but not included in Company’s proxy statement, may be made by a stockholder of record at the time of giving notice by the stockholder and at the time of the Meeting who is entitled to vote in the election of each individual so nominated or on such other business and who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the 2016 Annual Meeting. In order for a nomination to be considered, the notice must include the information as to such nominee and submitting stockholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such stockholder were to solicit proxies from all stockholders of the Company for the election of such nominee as a director and if such solicitation were one to which Regulation 14A under the Exchange Act applied. In addition, proponents must provide all of the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the Bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement. Our current Bylaws were filed with the SEC as an exhibit to our annual report on Form 10-K for the year ended December 31, 2008.
DOCUMENTS INCORPORATED BY REFERENCE
This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2015, as certain portions of such document are incorporated herein by reference. The Company’s annual report on Form 10-K for the year ended December 31, 2015 is available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in a subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

OTHER BUSINESS
All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

ATTENDANCE AND VOTING PROCEDURES
AT THE ANNUAL MEETING

If you intend to vote in person, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Common Stock as of the close of business on March 7, 2016, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the Meeting.

ANNUAL MEETING
APRIL 26, 2016
10:00 A.M. (LOCAL TIME)
GRAND HYATT NEW YORK,
109 EAST 42ND STREET,
NEW YORK, NY 10017

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	57

ANNEX A

We calculate Combined Same Property NOI (a non-GAAP financial measure within the meaning of the rules of the SEC) using revenues from rental properties (excluding straight-line rents, lease termination fees, above/below market rents and including charges for bad debt) less operating and maintenance expense, real estate taxes, rent expense and the impact for foreign currency exchange rate movements, plus the Company’s proportionate share of Combined Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The effect of foreign currency exchange rate movements is determined by using the current period exchange rate to translate from local currency into U.S. dollars for both periods. We also present U.S. Same Property NOI, which excludes the impact of foreign currency exchange rates and our Canadian operations from Combined same property NOI. We provide U.S. Same Property NOI because we believe such measure is frequently used by securities analysts and investors as a valuable measure of period-to-period U.S. operating performance.

Our method of calculating Combined Same Property NOI and U.S. Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that Combined Same Property NOI and U.S. Same Property NOI are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO COMBINED SAME PROPERTY NOI AND U.S. SAME PROPERTY NOI

(IN THOUSANDS) (UNAUDITED)

	Year Ended December 31,
	2015	2014
Income from continuing operations	$774,405	$384,506
Adjustments:
Management and other fee income	(22,295)	(35,009)
General and administrative expenses	122,735	122,201
Impairment charges	45,383	39,808
Depreciation and amortization	344,527	258,074
Other expense, net	174,656	208,208
Provision for income taxes, net	60,230	22,438
Gain on change in control of interests, net	(149,234)	(107,235)
Equity in income of other real estate investments, net	(36,090)	(38,042)
Non same property net operating income	(142,606)	(97,277)
Non-operational (income)/expense from joint ventures, net	(245,379)	148,918
Impact from foreign currency	—	(6,120)
Combined Same Property NOI	$926,332	$900,470
Canadian same property NOI	(38,397)	(39,188)
U.S. Same Property NOI	$887,935	$861,282

ANNEX A

We calculate funds from operations (“FFO”) (a non-GAAP financial measure within the meaning of the rules of the SEC) from net income available to the Company’s common stockholders, as shown on our Consolidated Statements of Operations, excluding (i) gains or losses from sales of operating real estate assets and change in control of interest, (ii) impairments of depreciable real estate and (iii) impairments of non-consolidated entities that are in-substance real estate investments, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. We present FFO as adjusted as an additional supplemental measure as we believe it is more reflective of the Company’s core operating performance. We believe FFO as adjusted provides investors and analysts an additional measure in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We calculate FFO as adjusted, (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of FFO as described previously and excluding the effects of certain transactional income and expenses and non-operating impairments.

Our method of calculating FFO and FFO as adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that FFO and FFO as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF NET INCOME TO FFO AND FFO AS ADJUSTED

(IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	Year Ended December 31,
	2015		2014
Net income available to common stockholders	$831,215		$365,707
Gain on disposition of operating property, net, net of tax and of non-controlling interests	(124,165)		(189,572)
Gain on disposition of joint venture operating properties and change in control of interests	(504,356)		(193,791)
Depreciation and amortization – real estate related	333,840		263,885
Depreciation and amortization – real estate joint ventures, net of noncontrolling interests	66,937		92,343
Impairments of operating properties, net of tax and noncontrolling interests	39,774		257,660
FFO	643,245		596,232
Transactional income, net	(39,808)		(19,341)
FFO as adjusted	$603,437		$576,891
Weighted average shares outstanding for FFO calculations:
Basic	411,319		409,088
Units	791		1,536
Dilutive effect of equity awards	1,414		3,139
Diluted	413,524	(1)	413,763	(1)

FFO per common share – basic	$1.56		$1.46
FFO per common share – diluted	$1.56	(1)	$1.45	(1)
FFO as adjusted per common share – diluted	$1.46	(1)	$1.40	(1)

(1) Reflects the potential impact if certain units were converted to Common Stock at the beginning of the period. FFO would be increased by $781 and $3,033 for the years ended December 31, 2015 and 2014, respectively.

Continues on next page ►

Kimco Realty Corporation 2016 Proxy Statement	59

ANNEX A

We calculate EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) which is defined as net income before (i) interest, (ii) taxes, (iii) gains from sales of operating properties and change in control of interests, (iv) impairments of depreciable real estate, (v) impairments of non-consolidated entities that are in-substance real estate investments and (vi) depreciation and amortization. EBITDA as adjusted excludes the effects of non-operating transactional income and expenses. We calculate EBITDA as adjusted, (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with EBITDA as described in the previous sentence and excluding the effects of non-operating impairments and certain transactional income and expenses.

Our method of calculating EBITDA and EBITDA as adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that EBITDA and EBITDA as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF NET INCOME TO EBITDA AND EBITDA AS ADJUSTED (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	Year Ended December 31,
	2015	2014
Net Income	$900,143	$435,880
Interest	218,891	203,759
Interest - discontinued operations	—	1,823
Depreciation and amortization	344,527	258,074
Depreciation and amortization-discontinued operations	—	15,019
Gain on sale of operating properties	(132,908)	(203,889)
Gain on sale of joint venture operating properties and change in control of interests	(557,744)	(202,761)
Impairment/loss on operating properties held for sale/sold	82	179,286
Impairment charges	45,382	38,572
Impairment of joint venture property carrying values	24,414	54,455
Provision for income taxes, net	67,324	22,438
Provision for income taxes-discontinued operations	—	12,079
Consolidated EBITDA	910,111	814,735
Transactional income, net	(63,528)	(26,650)
Consolidated EBITDA as adjusted	$846,583	$788,085

Consolidated EBITDA	$910,111	$814,735
Prorata share of interest expense - real estate jv’s	68,193	94,168
Prorata share of depreciation and amortization - real estate jv’s	68,556	95,852
EBITDA including prorata share - JV’s	1,046,860	1,004,755
Transactional income, net	(63,528)	(26,650)
EBITDA as adjusted including prorata share - JV’s	$983,332	$978,105

3333 New Hyde Park Road
New Hyde Park, NY 11042
Tel: 516-869-9000

kimcorealty.com

KIMCO REALTY CORPORATION
3333 NEW HYDE PARK ROAD
STE 100
NEW HYDE PARK, NY 11042

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time ON 4/25/2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time ON 4/25/2016. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E05111-P73970	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the election of all of the following nominees:
1	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:		For	Against	Abstain

		1a.	Milton Cooper	☐	☐	☐

		1b.	Philip E. Coviello	☐	☐	☐

		1c.	Richard G. Dooley	☐	☐	☐

		1d.	Conor C. Flynn	☐	☐	☐
		For	Against	Abstain

1e.	Joe Grills	☐	☐	☐

1f.	Frank Lourenso	☐	☐	☐

1g.	Colombe M. Nicholas	☐	☐	☐

1h.	Richard B. Saltzman	☐	☐	☐

The Board of Directors recommends
↓
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

3	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016 (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

4	-	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET For security purposes, please bring this ticket and valid picture identification with you if you are attending the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E05112-P73970

KIMCO REALTY CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the "Company"), hereby appoints Milton Cooper and Bruce Rubenstein, or either of them, as Proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and cast on behalf of the undersigned all votes that the undersigned is entitled to cast by the undersigned at the close of business on March 7, 2016, at the Annual Meeting of Stockholders to be held on April 26, 2016, at 10:00 a.m., local time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee to vote shares of common stock of the Company, allocated respectively, to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement, FOR the advisory resolution to approve the Company's executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2016.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee and FOR proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side